UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Corning Incorporated
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2018

Notice of
Annual Meeting of Shareholders
& Proxy Statement

Quality
Integrity
Performance
Leadership
Innovation
Independence
The Individual

Corning is guided by an enduring set of Values that define our relationships with employees, customers, and the communities in which we operate.

Dear Fellow Shareholder:

I hope you will join Corning Incorporated’s Board of Directors, senior leadership, and other stakeholders at our 2018 Annual Meeting in Corning, New York, on April 26 at 11 a.m. Eastern Time. Shareholders will vote on the annual election of directors and the ratification of Corning’s independent registered public accounting firm for 2018. In addition, they will provide advisory votes on the 2017 compensation for our named executive officers.

The meeting is your chance to hear directly from leadership about Corning’s 2017 performance and our expectations for the future. We’re pleased with our strong execution since introducing our Strategy and Capital Allocation Framework in late 2015. We have distributed more than $9 billion to shareholders through share repurchases and our quarterly dividend. We’ve launched innovations to drive Corning’s near and long-term growth. We have strengthened our portfolio with strategic acquisitions. And we have outperformed our peers in the S&P 500.

Of course, how we do things is as important as what we achieve. Here are some examples of how we practice sound corporate governance and honor the principles established by organizations such as the Investor Stewardship Group.

●We communicate consistently and openly with our shareholders, including providing regular updates on how we are tracking against our Framework.
●Ninety-two percent of our Board is independent from management.
●We follow industry best practices on executive pay, including tying compensation closely to company performance via metrics such as cash generation, profitability, revenue growth, and return on invested capital (ROIC).
●We are responsive to shareholder feedback, including the adoption of last year’s recommendation to hold annual advisory votes on executive compensation and the 2016 addition of an ROIC modifier to our compensation performance metrics.

I’m also proud of how we continue to honor our commitment to sustainability and equal opportunity. Over the past decade, Corning has improved its energy efficiency by more than 30 percent, which earned the company its fourth consecutive Energy Star Partner of the Year award in 2017. I am also proud to report that we have achieved 100 percent gender pay equity across our U.S. organization.

I look forward to sharing more details at the Annual Meeting. The following pages contain the formal notice of meeting and the proxy statement. I encourage you to sign and return your proxy card or vote by telephone or Internet prior to April 26 so that your shares will be represented and voted at the meeting.

Thank you for your investment in Corning and your participation in our governance process.

Sincerely,

Wendell P. Weeks
Chairman of the Board, Chief Executive Officer and President

Notice of 2018 Annual Meeting of Shareholders

Thursday, April 26, 2018
11:00 a.m. Eastern Time
The Corning Museum of Glass One Museum Way, Corning, New York 14830

www.corning.com/2018-proxy
Review and download this Proxy Statement and our Annual Report.
Sign up for electronic delivery of future Annual Meeting materials to reduce Corning’s impact on the environment.

ITEMS OF BUSINESS

1.	Election of all 13 directors to our Board of Directors for the coming year;
2.	Approval, on an advisory basis, of our executive compensation (Say on Pay);
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
4.	Transaction of any other business properly brought before the meeting or any adjournment.

RECORD DATE

You may vote at our 2018 Annual Meeting if you were a shareholder of record at the close of business on February 27, 2018.

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 26, 2018: our Proxy Statement, 2017 Annual Report and other materials are available on our website at www.corning.com/2018-proxy.

Sincerely,

Linda E. Jolly
Vice President and Corporate Secretary
March 16, 2018

VOTE RIGHT AWAY

Your vote is very important. Even if you plan to attend the Annual Meeting, please promptly submit your proxy or voting instructions by Internet, telephone or mail in order to ensure the presence of a quorum. You may also vote in person at our Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, nominee or other intermediary, you must bring proof of ownership with you to the meeting.

By telephone Dial toll-free 24/7 1-800-652-8683	By mobile Internet Scan this QR code 24/7 to vote with your mobile device (may require free software)	By mail Cast your ballot, sign the proxy card and send by mail	By Internet Visit 24/7 www.investorvote.com/glw

This Proxy Statement, the accompanying proxy card and our 2017 Annual Report were first distributed or made available to shareholders on or about March 16, 2018. As used in this Proxy Statement, “Corning,” the “Company” and “we” may refer to Corning Incorporated itself, one or more of its subsidiaries, or Corning Incorporated and its consolidated subsidiaries.

2	CORNING 2018 PROXY STATEMENT

5	Proxy Statement Summary

15	Corporate Governance and the Board of Directors
15	Corporate Governance
16	Board Leadership Structure
16	Lead Independent Director
17	Committees
17	Audit
18	Compensation
18	Corporate Relations
18	Executive
18	Finance
19	Nominating and Corporate Governance
19	Director Independence
20	Policy on Transactions with Related Persons
20	Compensation Committee Interlocks and Insider Participation
21	Board Composition
21	Tenure
22	Board Nomination and Refreshment Process
22	Management Succession Planning
23	Risk Oversight
24	Compensation Risk Analysis
24	Board and Shareholder Meeting Attendance
24	Other Matters
25	Ethics and Conduct
25	Lobbying and Political Contributions Policy
25	Communications with Directors
26	Corporate Governance Materials Available on Corning’s Website

27	Proposal 1
Election of Directors
27	Board of Directors’ Qualifications and Experience
29	Corning’s Director Nominees
36	Director Compensation
36	2017 Director Compensation
37	Charitable Giving Programs
37	Changes to Director Compensation in 2018

39	Stock Ownership Information
39	Stock Ownership Guidelines
39	Section 16(a) Beneficial Ownership Reporting Compliance
40	Beneficial Ownership Table

41	Proposal 2
Advisory Vote to Approve Executive
Compensation (Say on Pay)
41	Say on Pay Proposal

42	Compensation Discussion & Analysis
42	Executive Summary
45	Company Performance Overview
48	2017 Executive Compensation Program Details
52	Compensation Peer Group
53	Compensation Program – Other Governance Matters
55	Compensation Committee Report
56	2017 Compensation Tables
56	2017 Summary Compensation Table
59	2017 Grants of Plan Based Awards
60	Outstanding Equity Awards at 2017 Fiscal Year-End
62	Options Exercised and Shares Vested in 2017
62	Retirement Plans
64	Non-qualified Deferred Compensation
65	Arrangements with Named Executive Officers

69	Pay Ratio Disclosure

CORNING 2018 PROXY STATEMENT	3

70	Proposal 3
Ratification of Appointment of Independent
Registered Public Accounting Firm
71	Fees Paid to Independent Registered Public
Accounting Firm
71	Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of
Independent Registered Public Accounting Firm
72	Report of the Audit Committee
74	Frequently Asked Questions About the
Meeting and Voting
80	Code of Ethics
80	Incorporation by Reference
81	Additional Information

82	Appendix A
82	Corning Incorporated and Subsidiary Companies
Reconciliation of Non-GAAP Financial Measures
to GAAP Financial Measures; Certain Definitions

4	CORNING 2018 PROXY STATEMENT

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date and Time April 26, 2018, 11:00 a.m. (ET)

Place The Corning Museum of Glass One Museum Way Corning, New York 14830

Record Date February 27, 2018

Admission See the instructions contained in “Frequently Asked Questions about the Meeting and Voting” on page 74.

On March 16, 2018, we posted this proxy statement, the accompanying proxy card and our 2017 Annual Report on our website at www.corning.com/2018-proxy and began mailing them shareholders who requested paper copies.

Proposals That Require Your Vote
Proposal		Board Vote Recommendation	More Information
1	Election of directors	For Each Nominee	page 27
2	Advisory vote to approve the Company’s executive compensation (Say on Pay)	For	page 41
3	Ratification of appointment of independent registered public accounting firm	For	page 70

Business Information – Who We Are

Corning is one of the world’s leading innovators in materials science. For more than 166 years, Corning has applied its unparalleled expertise in specialty glass, ceramics and optical physics to develop products that have created new industries, transformed people’s lives and unleashed significant new capabilities. Our innovation approach to delivers long-term value for Corning and its shareholders.

Our reportable segments are as follows:

Reportable Segments*	2017 Core Net Sales %	Segments Description
Display Technologies		manufactures glass substrates for flat panel liquid crystal displays (LCDs)
Optical Communications		manufactures carrier and enterprise network solutions for the telecom and data center industries
Environmental Technologies		manufactures ceramic substrates and filters for automotive and diesel emissions control
Specialty Materials		manufactures glass, glass ceramics, and crystals tuned for specific applications including cover glass for display devices
Life Sciences		manufactures glass and plastic labware, equipment, media and reagents to provide workflow solutions for scientific applications

*All other segments that do not meet the quantitative threshold for separate reporting are grouped as “All Other”. This group is primarily comprised of the pharmaceutical technologies business and new product lines, development projects and corporate investments. All Other represented 2% of Corning’s sales in 2017.

CORNING 2018 PROXY STATEMENT	5

Proxy Statement Summary

Our 2017 Performance Highlights

	Net Sales	Earnings per Share	Net Cash Provided By Operating Activities
2017 GAAP Results	$10,116 million	$(0.66)* (diluted)	$2,004 million
2017 Core Results	$10,514 million Core Net Sales	$1.72 (diluted) Core EPS	$2,620 million Adjusted Operating Cash Flow

* 2017 GAAP earnings per share reflect adjustments totaling $1.755 billion resulting from the 2017 Tax Cuts and Jobs Act of 2017 (the Tax Act), including a provisional amount related to the one-time mandatory tax on unrepatriated foreign earnings, a provisional amount related to the re-measurement of U.S. deferred tax assets and liabilities, changes in valuation allowances as a result of the Tax Act, and adjustments for the elimination of excess foreign tax credit planning.

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we supplement certain measures provided by our consolidated financial statements with measures that are not calculated in accordance with GAAP and have been adjusted to exclude certain items, to arrive at Core Performance Measures.

●

We believe that Core Performance Measures provide investors greater transparency to the information used by our management team to make financial and operational decisions. We measure our performance for variable compensation purposes using the same Core Performance Measures we discuss with and disclose to our investors.

●	Corning has adopted the use of constant currency reporting for the Japanese yen and South Korean won, and for the years 2015 through 2017 used an internally derived yen-to-dollar management rate of ¥99 and won-to-dollar management rate of ₩1,100.

●	The Company believes that the use of constant currency reporting allows investors to understand our results without the volatility of currency fluctuations, and reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on our earnings and cash flows. We have hedged approximately 90% of our projected yen exposure through 2022.

Non-GAAP measures are not an alternative, or a replacement, for financial results determined in accordance with generally accepted accounting principles. Please see Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to the most directly comparable GAAP financial measures.

Core Net Sales, Core Earnings per Share (Core EPS) and Adjusted Operating Cash Flow are non-GAAP financial measures used by our management to measure the true economics of our currency hedges and obtain a clearer view of Corning’s operating results. Accordingly, these Core Performance Measures form the basis for our compensation performance metrics.

6	CORNING 2018 PROXY STATEMENT

Proxy Statement Summary

Our Strategy and Capital Allocation Framework

In October 2015, Corning announced a Strategy and Capital Allocation Framework (the Framework) that reflects the Company’s financial and operational strengths, as well as its ongoing commitment to increasing shareholder value. The Framework outlines our leadership priorities, and articulates the opportunities we see across our businesses. We designed the Framework to create significant value for shareholders by focusing our portfolio and leveraging our financial strength. Under our Framework we target generating $26 to $30 billion of cash through 2019, returning more than $12.5 billion to shareholders through 2019 and investing $10 billion through 2019 to sustain our leadership positions and deliver growth.

Leadership Priorities through 2019
Focus Portfolio and Utilize Financial Strength

●	Focus Portfolio: Deliver strong financial performance and capital stewardship
—	Improve ROIC
—	Create new sales and profit streams
—	Seek upside for cash distributions, e.g., potential transactions outside focus areas

●	Utilize Financial Strength: Deploy $26-$30B in cash through 2019
—	Deliver >$12.5B to shareholders including >10% annual dividend increases
—	Invest ~$10B in our growth and sustained leadership
—	Target Debt/EBITDA* ≈ 2x

Continued Success of Strategy and Capital Allocation Framework • Returned $9B to shareholders since October 2015 • Invested $4.5B in RD&E, CapEx, and M&A • 2017 sales up 8%; Core EPS up 11%

* Target Debt to Target EBITDA, see Appendix A for definitions

Focusing Our Portfolio: Our probability of success increases as we invest in our world-class capabilities. Corning is concentrating approximately 80% of its research, development and engineering investment and capital spending on a cohesive set of three core technologies, four manufacturing and engineering platforms, and five market-access platforms. Our cost of innovation declines as we reapply our talents and repurpose our assets. And by combining capabilities we create higher and more sustainable advantages, and, ultimately, delighted customers.

Focused and Cohesive Portfolio
Higher Success Rate, Lower Costs, Delighted Customers

CORNING 2018 PROXY STATEMENT	7

Proxy Statement Summary

Utilizing Our Financial Strength: We expect to generate and deploy $26 to $30 billion through 2019. We plan to invest $10 billion of that amount to grow and maintain our market leadership positions. We also plan to distribute more than $12.5 billion to our shareholders through share repurchases and our annual dividend.

Utilize Financial Strength
2016-2019 Capital Allocation Model

(1)

In June 2016, Corning updated its Strategy and Capital Allocation Framework to reflect the realignment of its interest in Dow Corning: eliminating ~ $800M in dividends; adding $4.8B in cash; raising Total Funds Available to $26-$30B; and increasing shareholder returns to more than $12.5B

(2)	Target Debt to Target EBITDA, see Appendix A for definitions
(3)	Total Funds Available range assumes benefits/risks of current hedge ratio through 2022

Performance against the Strategy and Capital Allocation Framework: Since introducing the Framework, our cash generation has been on target. In 2016 and 2017, we generated a total of $6.4 billion in adjusted operating cash flow (before RD&E). We realigned our ownership interest in Dow Corning Corporation, which added $4.8 billion to our balance sheet, and we added $1.2 billion in net debt. We have achieved key milestones including the return of over $9 billion to shareholders through dividends, which have increased 50%, and share repurchases, which have reduced outstanding shares by 30%. In 2016 and 2017, we invested $1 billion (after tax) in RD&E, $2.9 billion in capital expenditures to fuel our growth in the future, and $1.4 billion on strategic acquisitions (including the planned $900 million for 3M’s Communications Market Division).

In 2017, we utilized our financial strength to continue our focus on innovation, advancing key programs across our market-access platforms. Some of our key achievements in 2017 included:

●	Celebrating a major milestone with the production of our one billionth kilometer of optical fiber. We also continued our technology leadership with the introduction of a new multi-use platform to simplify installation and reduce the costs of deploying 4G and 5G networks.
●	Shipping the world’s first Gen 10.5 glass. We also captured new opportunities for Corning Iris™ Glass, which is featured in new ultra-slim, ultra-bright lines of monitors.
●	Expanding into new Corning® Gorilla® Glass applications and increased the amount of our glass on mobile electronic devices. Additionally, the superior drop performance of Gorilla Glass 5 has enabled new smartphone designs that feature glass on both the front and back.
●	Securing an exclusive global supply agreement for gas particulate filters.
●	Winning new customers for Gorilla Glass for Automotive, which will be featured on more than thirty-five automotive platforms globally.
●	Launching Valor® Glass, a revolutionary new pharmaceutical packaging solution that dramatically reduces particle contamination, breaks, and cracks. As a result, Valor helps protect patients, while increasing manufacturing throughput.

8	CORNING 2018 PROXY STATEMENT

Proxy Statement Summary

We intend to return more than
$12.5 billion to our shareholders from October 2015 through 2019, and so far have returned more than $9 billion.

Since 2013, Corning has returned nearly $17 billion to shareholders.

ANNUAL DISTRIBUTIONS TO SHAREHOLDERS(in $ millions)

ANNUAL DIVIDENDS PER COMMON SHARE AND INCREASE OVER PRIOR YEAR

CORNING 2018 PROXY STATEMENT	9

Proxy Statement Summary

Our Director Nominees

All directors are independent with the exception of Mr. Weeks.

Name and Primary Occupation	Age	Director since	Committee Memberships*	Other Public Company Boards
Donald W. Blair Retired Executive Vice President and Chief Financial Officer, NIKE, Inc.	59	2014	●Audit ●Finance	0**
Stephanie A. Burns Retired Chairman and Chief Executive Officer, Dow Corning Corporation	63	2012	●Audit ●Corporate Relations (Chair)	2
John A. Canning, Jr. Chairman, Madison Dearborn Partners, LLC	73	2010	●Executive ●Finance ●Governance	0
Richard T. Clark, Lead Independent Director Retired Chairman, Chief Executive Officer and President, Merck & Co., Inc.	71	2011	●Compensation ●Executive ●Governance	1
Robert F. Cummings, Jr. Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.	68	2006	●Executive ●Finance (Chair) ●Governance	1
Deborah A. Henretta Retired Group President of Global E-Business, Procter & Gamble Company	56	2013	●Audit ●Corporate Relations	2†
Daniel P. Huttenlocher Dean and Vice Provost, Cornell Tech	59	2015	●Audit ●Finance	1
Kurt M. Landgraf President, Washington College	71	2007	●Audit (Chair) ●Compensation ●Executive	1
Kevin J. Martin Vice President, Mobile and Global Access Policy, Facebook, Inc.	51	2013	●Corporate Relations ●Governance	0
Deborah D. Rieman Retired Executive Chairman, MetaMarkets Group	68	1999	●Audit ●Compensation (Chair)	0
Hansel E. Tookes II Retired Chairman and Chief Executive Officer, Raytheon Aircraft Company	70	2001	●Compensation ●Executive ●Governance (Chair)	3
Wendell P. Weeks Chairman, Chief Executive Officer and President, Corning Incorporated	58	2000	●Executive (Chair)	2
Mark S. Wrighton Chancellor and Professor of Chemistry, Washington University in St. Louis	68	2009	●Audit ●Finance	2
* Audit = Audit Committee; Compensation = Compensation Committee; Corporate Relations = Corporate Relations Committee; Executive = Executive Committee; Finance = Finance Committee; Governance = Nominating and Corporate Governance Committee
** Mr. Blair is a member of the board of directors of Dropbox, Inc., which is currently in registration for its initial public offering.
† Ms. Henretta is a member of the board of directors of Iron Horse Acquisition Corp., which is currently in registration for its initial public offering.

10	CORNING 2018 PROXY STATEMENT

Proxy Statement Summary

Governance Highlights

Corning is committed to maintaining strong corporate governance as a critical component of driving sustained shareholder value. The Board of Directors continually monitors emerging best practices in governance to best serve the interests of the Company’s stakeholders.

We have recently enhanced our governance in the following ways:

●	amended our by-laws to adopt proxy access to allow long-term shareholders to submit director nominees;
●	adopted the principles embodied in the Shareholder-Director Exchange (SDX) Protocol; and
●	enhanced our public disclosures regarding political spending and lobbying activities.

The Corporate Governance section beginning on page 15 describes our governance framework, which includes the following:

✓	Annual election of all directors
✓	Majority vote standard for the election of directors in uncontested elections
✓	Active shareholder engagement to better understand investor perspectives
✓	Active, engaged and experienced Lead Independent Director
✓	Independent board committees, with all committees (except the Executive Committee) consisting entirely of independent directors
✓	Regular executive sessions of independent directors
✓	Robust stock ownership guidelines for directors and named executive officers
✓	Prohibition on pledging, hedging or trading in derivatives of the Company’s stock for directors and employees
✓	Clawback policy for executive incentive compensation in the event of certain financial restatements

Shareholder Communication

Communicating with shareholders, particularly about our Strategy and Capital Allocation Framework, is critically important to Corning. We communicate with our shareholders through a number of channels, including quarterly earnings calls, Securities and Exchange Commission (SEC) filings, Investor Days, investor conferences, our website at www.corning.com and other electronic communications. Our executives also routinely engage with investors through in-person meetings and calls. In addition to regular discussions regarding our Strategy and Capital Allocation Framework, we also conduct outreach to the governance teams at our largest investors.

In 2017, as in prior years, we met with shareholders representing approximately 40% of our outstanding shares, and approximately two-thirds of our fifty largest shareholders. In these meetings, we discussed our Strategy and Capital Allocation Framework, as well as governance, compensation, and sustainability matters. We learned through these meetings that our investors are pleased with our Strategy and Capital Allocation Framework and believe we have clearly articulated how our Strategy and Capital Allocation Framework creates shareholder value and is connected to management incentives at Corning. These shareholders also are generally supportive of our executive compensation program, the direct linkage of financial metrics in our incentive plans to our Strategy and Capital Allocation Framework, and the addition of the ROIC modifier. As in previous years, shareholders were not prescriptive about compensation plan design. Instead, they were more interested to see that the results and outcomes delivered by the incentive plans were aligned appropriately with Corning’s performance and had appropriately incented our executives to deliver on our Strategy and Capital Allocation Framework.

CORNING 2018 PROXY STATEMENT	11

Proxy Statement Summary

Environmental, Social and Governance Matters

In accordance with Corning’s Values, we believe that a commitment to positive environmental, social and governance-related business practices strengthens our company, increases our connection with our shareholders, and helps us better serve our customers and the communities in which we operate. We also see in these commitments additional ways of creating value for our shareholders, our employees, our customers, and the wider world. As part of our corporate risk management process, the Board and our management also monitor long-term risks that may be impacted by environmental, social and governmental events.

Among the ways in which Corning has demonstrated its commitment to environmental, social and governance matters, and its Values, are:

●

Equal pay for equal work, regardless of gender, is consistent with Corning’s Values and the Company’s commitment to diversity and inclusion, both of which we consider critical to our success. For several years Corning has worked with consultants and data analytics firms in the human resources space to examine the Company’s pay practices, and in 2017, Corning received recognition for achieving effective pay parity between men and women within our US operations. In 2018, we are extending this analysis to include our largest international locations.

●

Corning has received a score of 100 on the Human Rights Campaign Corporate Equality Index for thirteen consecutive years and was named to the 2017 “Best-of-the-Best” Corporations for Inclusion list by the National Gay & Lesbian Chamber of Commerce, distinguishing Corning as one of the “Best Places to Work for LGBT Equality.”

●	Corning is committed to workplace diversity and inclusion. At Corning, we:
●	utilize U.S. Census Bureau diversity statistics to guide hiring for every job classification,
●	ensure that promotion rates for women and minorities match their performance, contributions and expertise,
●	seek to ensure that women and minorities do not leave the Company more frequently than others, and
●

promote diversity: three women and one African-American sit on Corning’s Board of Directors, two women and two African-Americans sit on Corning’s management committee, and in recent years Corning has tripled the number of Asians and ethnic minorities, and doubled African-Americans and women, in the management and leadership ranks across the Company.

●

In 2017, Corning’s commitment to positive environmental, social and governance-related business practices resulted in it receiving an “AA” rating by MSCI ESG Research, Inc., placing Corning among the top 20% of companies in our industry.

●

For over forty years, Corning has been a leader in developing clean-air technologies, investing more than $2 billion in the development of clean-air products and holding more than 600 environmental technology patents.

●

Corning reached its goal of improving its energy performance by 15 percent by the year 2020 three years early, meeting a goal established in 2014 as part of the company’s participation in the former Clinton Global Initiative. In addition to the environmental benefits, Corning’s energy efficiency actions have saved an average of more than $30 million per year, or a total of $122 million, since 2014.

●

The U.S. Environmental Protection Agency has awarded Corning the ENERGY STAR® Partner of the Year for the last 4 years. Corning was recognized in 2016 and 2017 for its Sustained Excellence, an additional honor given to companies that have earned Partner of the Year status for at least three consecutive years. The Corning Plant in Blacksburg Virginia and the Corning Plant in Oneonta, New York each achieved ENERGY STAR® Challenge for Industry (CFI) recognition for achieving greater than 10% energy productivity within 3 years.

Please visit www.corning.com/sustainability for more information.

12	CORNING 2018 PROXY STATEMENT

Proxy Statement Summary

Executive Compensation Highlights

As shown below, approximately 88% of our CEO’s target total compensation (excluding employee benefits and perquisites) and 79% of the other Named Executive Officers’ (NEOs) target total compensation (excluding employee benefits and perquisites) in 2017 was variable and depended on Corning’s operating performance or stock price.

2017 Pay Components

Pay Component	Tenor and Term	Role	Determination Factors
Base Salary	Reviewed annually; Paid biweekly	●Fixed portion of annual cash income	●Value of role in competitive marketplace ●Value of role to the Company ●Skills and performance ●Internal equity
Short-Term Incentives ●Cash - GoalSharing Plan ●Cash - Performance Incentive Plan (PIP)	Variable; earned amounts paid annually in February (Goalsharing) and March (PIP)	●Variable portion of annual cash income ●Focus executives on annual objectives that support the delivery of the short-term business plan
●GoalSharing awards are a percentage of salary reflecting annual corporate and unit performance

●PIP targets are set individually based on the competitive marketplace and level of experience

●Awards are based on annual corporate performance against pre-set goals

Long-Term Incentives ●Cash Performance Units ●Restricted Share Units ●Stock Options	Variable; measured and paid (in the case of earned CPUs), or vested (in the case of RSUs and Options), at close of a 3-year performance period
●Reinforce need for long-term sustained performance

●Focus executives on annual objectives that support the long-term strategy and creation of value

●Align the long-term interests of executives and shareholders

●Balance cash pay with equity ownership

●Encourage retention

●Target awards are based on competitive marketplace, level of executive, skills and performance

●Actual value relative to target is based on corporate performance against pre-set goals and stock price performance across the period

All Other: ●Benefits ●Perquisites ●Severance Protection	Ongoing or Event-Driven	●Support the health and security of our executives, and their ability to plan for retirement ●Enhance executive productivity	●Competitive marketplace ●Limited offerings beyond what is offered to all employees ●Level of executive ●Standards of good governance

Target Total Compensation
CEO	ALL OTHER NEOs

CORNING 2018 PROXY STATEMENT	13

Proxy Statement Summary

Our Incentive Compensation Performance Metrics

Our goals for annual and long-term incentives focus on the key drivers for executing our Strategy and Capital Allocation Framework and creating and sustaining long-term shareholder value: cash generation, profitability and revenue growth.

Our Metrics and Why We Use Them

Core Earnings per Share (Core EPS):

Core EPS is our key measure of profitability. Corning generally budgets for share repurchases in establishing its target Core EPS measures.

Core Net Sales:

Sales growth, both organic through innovation and through acquisitions, is critical to our short- and long-term success.

Adjusted Operating Cash Flow less CapEx:

Generating strong positive cash flow enables our ongoing investment in growth, sustained leadership and returns to shareholders.

Return on Invested Capital (ROIC)

Cash Performance Units (CPUs) payout will be increased or decreased ±10% based on Corning’s ROIC over the three-year performance period, reflecting our commitment to invest in areas that will result in profitable growth.

SHORT-TERM INCENTIVE COMPONENTS (PAID IN CASH)	Year	Short-Term Cash Incentives Earned by NEOs
(One-year performance period) Applicable to 100% of Performance Incentive Plan and 25% of GoalSharing for NEOs	2017	Performance Incentive Plan: 175% of target payout GoalSharing Plan: 7.34% payout*
	2016	Performance Incentive Plan: 85% of target payout GoalSharing Plan: 5.96% payout*
	2015	Performance Incentive Plan: 67% of target payout GoalSharing Plan: 5.69% payout*
* As a percentage of base salary.

LONG-TERM INCENTIVE COMPONENTS (PAID IN CASH PERFORMANCE UNITS, RSUs AND OPTIONS)	Year	Long-Term Cash Incentives Earned (CPUs) by NEOs
(Average of three one-year performance periods and subject to a three-year ROIC modifier) Applicable to CPUs. The value of RSUs and Options are based on the price of Corning’s common stock, see page 50 for additional information	2017	Average of 2017, 2018, and 2019 performance 120%, TBD, TBD – 3-year average: TBD**
	2016	Average of 2016, 2017, and 2018 performance 88%, 120%, TBD – 3-year average: TBD**
	2015	Average of 2015, 2016, and 2017 performance 100%, 88%, 120% – 3-year average: 103%

** With the 2016-2018 and 2017-2019 CPUs, we also added a three-year return on invested capital (“ROIC”) modifier (± 10%) reflecting our commitment to invest in areas that will support Corning’s profitable growth.

14	CORNING 2018 PROXY STATEMENT

Corporate Governance and the Board of Directors

Corporate Governance

Our Board of Directors employs practices that foster effective Board oversight of critical matters such as strategy, management succession planning, financial and other controls, risk management and compliance. The Board reviews our major governance policies, practices and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices. The following sections provide an overview of our corporate governance structure and processes, including key aspects of our Board operations.

Practice	Description
Board Composition and Accountability
Independence	Our Corporate Governance Guidelines require a substantial majority of our directors to be independent. Currently, all of our directors but one (or 92%) are independent. With the exception of our Executive Committee, each of our Board committees consists entirely of independent directors. See page 19.
Skills and qualifications	Our Board is composed of accomplished professionals with broad perspectives, skills, experiences, and knowledge relevant to our business. A matrix of relevant skills can be found on page 27.
Lead Independent Director	Our Corporate Governance Guidelines require a Lead Independent Director with specific responsibilities to ensure independent oversight of management whenever our CEO is also the Chair of the Board. See page 16.
Succession planning review	Our Board conducts ongoing executive succession planning. See page 22.
Director tenure	The current average tenure of members of our Board, excluding our CEO Mr. Weeks, is 8.2 years. Our director retirement policy requires a director to retire at the annual meeting of shareholders following the director’s 74th birthday. In addition, a director is required to submit an offer of resignation for consideration by the Board upon any significant change in the director’s principal employment or responsibilities. See page 21.
Director overboarding	We have a policy to help provide confidence that each of our directors is able to dedicate the meaningful amount of time necessary to be a highly effective member of the Board. Absent review and approval by the Nominating and Corporate Governance Committee, a non-employee director may serve on no more than four other public company boards and an employee director may serve on no more than two other public company boards.
Board and committee evaluations	The Board and each committee conducts an annual review of its effectiveness. The Chair of the Nominating and Corporate Governance Committee, as part of the Board evaluation, annually interviews each director and solicits his or her opinion regarding the Board’s performance, effectiveness and areas of focus. From those discussions, the Chair reports the results of the self-evaluation to the full Board, composes a list of action items and follows-up to ensure implementation.
Shareholder Rights
Annual election of directors	All directors are elected annually, which reinforces our Board’s accountability to shareholders.
Majority voting standard for director elections	Our by-laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director must receive more votes “For” his or her election than votes “Against” in order to be elected.

CORNING 2018 PROXY STATEMENT	15

Practice	Description
Director resignation policy	Any incumbent nominee for director who does not receive the affirmative vote of a majority of the votes cast in any uncontested election must promptly offer to resign. The Nominating and Corporate Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer and publicly disclose its decision and rationale.
Proxy access	Eligible shareholders may include their director nominees in our proxy materials.
Single voting class	Corning common stock is the only class of voting shares outstanding.
No poison pill	We do not have a poison pill.

Board Leadership Structure

The Board regularly considers the issue of board leadership in committee meetings and executive sessions of the independent directors. As the Board reviews its leadership structure, it considers a variety of factors, with a particular focus on those listed on page 27 of this proxy statement. If the Chair and CEO roles are combined, our Corporate Governance Guidelines require that the independent directors annually appoint an independent director to serve as Lead Independent Director. The Lead Independent Director has significant authority and responsibilities with respect to the operation of the Board, as described below under the heading “Lead Independent Director.” The company believes that a Lead Independent Director effectively promotes strong Board governance and oversight.

The Company’s Corporate Governance Guidelines provide that the Board must annually review whether the role of Chairman should be a non-executive position or combined with that of the CEO. Early in 2018, the Board determined that, at the present time, a combined Chairman and CEO supplemented by a strong Lead Independent Director continues to provide the appropriate leadership and oversight and ensures effective functioning of management and the Company.

Richard T. Clark was re-appointed, effective February 7, 2018, to the role of Lead Independent Director of the Board by the independent directors.

Lead Independent Director

Our Lead Independent Director is appointed annually by the independent directors.

The Lead Independent Director’s regular duties include:

●presiding at all meetings at which the Chair is not present, including executive sessions of the independent directors (which are held at every Board meeting);

●leading the Board’s oversight of Corning’s Strategy and Capital Allocation Framework;

●facilitating regular CEO performance reviews and ongoing management succession planning reviews;

●participating in conversations with the Company’s shareholders;

●serving as liaison between the Chair and the independent directors;

●approving Board meeting agendas and schedules;

●approving the type of information to be provided to directors for Board meetings;

●calling meetings of the independent directors when necessary and appropriate; and

●performing such other duties as the Board may from time to time designate.

Our current Lead Independent Director, Richard T. Clark, performs the following additional duties:

●meeting with the CEO after regularly scheduled Board meetings to provide feedback on the independent directors’ deliberations; and

●regularly speaking with the CEO between Board meetings to discuss matters of concern, often following consultation with other independent directors.

16	CORNING 2018 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committees

As of the date of this proxy statement, the Board has 13 directors and the following six committees: (1) Audit Committee; (2) Compensation Committee; (3) Corporate Relations Committee; (4) Executive Committee; (5) Finance Committee; and (6) Nominating and Corporate Governance Committee. Each of the committees operates under a written charter adopted by the Board except the Executive Committee, which operates pursuant to Corning’s by-laws. The committee charters and the by-laws are available on our website at https://www.corning.com/worldwide/en/about-us/investor-relations/board-download-library.html. Each committee reviews and reassesses the adequacy of their charter annually, conducts annual evaluations of their performance with respect to their duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee’s activities. Additionally, the Board and each of the committees has the authority to retain outside advisors as the Board and/or each committee deems necessary.

Director membership on committees of Corning’s Board is set forth in the following table. “C” denotes Chair of the committee.

Board Committees
Audit	■	■				■	■	C		■			■
Compensation				■				■		C	■
Corporate Relations		C				■			■
Executive			■	■	■			■			■	C
Finance	■		■		C		■						■
Nominating and Corporate Governance			■	■	■				■		C

The committees and their functions are as follows:

Committee	Primary Responsibilities
Audit(1) Number of Meetings in 2017: 10
●Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the independent registered public accounting firm and (iii) Corning’s compliance with legal and regulatory requirements
●Approves the appointment of Corning’s independent registered public accounting firm, oversees the firm’s qualifications, independence and performance, and determines the appropriateness of fees for the firm
●Reviews the effectiveness of Corning’s internal control over financial reporting, including disclosure controls and procedures
●Reviews the results of Corning’s annual audit and quarterly and annual financial statements
●Regularly reviews our enterprise risk management program; monitors legal and regulatory risks by regular discussions with management; evaluates potential risks related to accounting, internal control over financial reporting, tax planning and cybersecurity

CORNING 2018 PROXY STATEMENT	17

Corporate Governance and the Board of Directors

Committee	Primary Responsibilities
Compensation(2) Number of Meetings in 2017: 6
●Establishes Corning’s goals and objectives with respect to executive compensation
●Evaluates the CEO’s performance in light of Corning’s goals and objectives
●Determines and approves compensation for the CEO and other Company officers
●Recommends to the Board the compensation arrangements for non-management directors
●Oversees Corning’s equity compensation plans and makes recommendations to the Board regarding incentive plans
●Monitors potential risks related to the design and administration of compensation plans and policies, and benefits and perquisites plans and policies, including performance-based compensation programs, to promote appropriate incentives in line with shareholder interest that do not promote excessive risk-taking

Corporate Relations Number of Meetings in 2017: 5
●Assists the Board in fulfilling its oversight responsibility by reviewing Corning’s strategies and policies in, and overseeing risks related to, the areas of public relations and reputation, employment policy and employee relations, political activities, public policy, community responsibility, and environmental and social matters. These areas include:
-Corporate identity, investor relations, media relations, and product liability
-Safety and health policies; code of conduct; values; human resource and industrial relations strategies; and internal communications strategies
-Political activities and relationships with significant governmental agencies in the countries in which the Company operates
-Environmental policies, charitable contribution strategies, and significant projects undertaken to improve communities where Corning has significant operations and employees

Executive Number of Meetings in 2017: 3
●Serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board, and is authorized to act for the full Board on matters other than those items specifically reserved by New York law to the Board

Finance Number of Meetings in 2017: 5
●Reviews all potential material transactions, including mergers, acquisitions, divestitures and investments in third parties
●Reviews capital expenditure plans and capital projects
●Monitors Corning’s short- and long-term liquidity
●Reviews Corning’s tax position and strategy
●Reviews and recommends for approval by the Board Corning’s Strategy and Capital Allocation Framework, declaration of dividends, stock repurchase programs, and short- and long-term financing transactions
●Monitors strategic risks related to financial affairs, including capital structure and liquidity risk, transaction execution risk, credit and counterparty risk, market risk, insurance risk, and foreign exchange risk; reviews the policies and strategies for managing financial exposure and contingent liabilities

18	CORNING 2018 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committee	Primary Responsibilities
Nominating and Corporate Governance(3) Number of Meetings in 2017: 5
●Determines the criteria for selecting and assessing director nominees, identifies individuals qualified to become Board members, reviews candidates recommended by shareholders, and recommends to the Board director nominees to be proposed for election at the annual meeting of shareholders
●Monitors significant developments in the regulation and practice of corporate governance
●Monitors potential risks related to governance practices by reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating related party transactions
●Assists the Board in assessing the independence of directors and reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC
●Identifies Board members to be assigned to the various committees
●Oversees and assists the Board in the review of the Board’s performance
●Reviews activities of Board members and senior executives for potential conflicts of interest

(1)

The Board of Directors has determined that each member of the Audit Committee satisfies the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the SEC. The Board also determined that each member of our Audit Committee is financially literate and Mr. Landgraf, Mr. Blair, Dr. Burns and Dr. Wrighton are “audit committee financial experts” within the meaning of the applicable SEC rules.

(2)	The Board of Directors has determined that each member of the Compensation Committee satisfies the applicable compensation committee independence requirements of the NYSE and the SEC.
(3)	The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the applicable nominating committee independence requirements of the NYSE.

Director Independence

Our Board is 92% independent and such independent oversight bolsters our success. Our Board has determined that each of our non-employee directors qualifies as “independent” in accordance with the listing requirements of the NYSE, applicable SEC rules and the Company’s director qualification standards. Mr. Weeks is not independent because he is an executive officer of Corning.

The NYSE listing requirements state that no director may be qualified as “independent” unless our Board affirmatively determines that the director has no material relationship with Corning. When making independence determinations, the Board considers all relevant facts and circumstances which might bar a director from being determined to be “independent”, including the NYSE criteria.

Our Corporate Governance Guidelines require the Board to make an annual determination regarding the independence of each of our directors. In making its independence determinations, the Board considered transactions, if any, that occurred since the beginning of 2015 between Corning and entities associated with our independent directors or members of their immediate family.

In making director independence determinations, the Board reviewed and discussed information with regard to each director’s business and personal activities as they may relate to Corning and Corning’s management. In making its independence determinations, the Board considered that each of Mr. Cummings, Mr. Martin, Ms. Henretta and Drs. Huttenlocher and Wrighton is or were, during the previous three years, an employee of a company or organization that had a business relationship with Corning at some time during those years. The Board also considered that Corning’s business relationships with each such company or organization were ordinary course/arm’s length dealings, no Corning director had a personal interest in, or received a personal benefit from, such relationships, and any payments or contributions to or from each of these entities constituted less than the greater of $1 million, or 2% of such entities’ consolidated gross revenues in each of those years.

CORNING 2018 PROXY STATEMENT	19

Corporate Governance and the Board of Directors

In determining that each of the relationships set forth above is not material, the Board considered the following additional facts: that such relationships arise only from such director’s position as an employee of the relevant company with which Corning does business; that such director has no direct or indirect material interest in any of the business relationships or transactions; that such director had no role or financial interest in any decisions about any of these relationships or transactions; and that such a relationship does not bar independence under the NYSE listing requirements, applicable SEC rules or Corning’s director qualification standards.

Based on all of the relevant facts and circumstances, the Board concluded that none of the director relationships mentioned above constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment with respect to Corning.

Policy on Transactions with Related Persons

The Board of Directors has a policy requiring the full Board or a designated Board committee to approve or ratify any transaction involving Corning in which one of our directors, nominees for director, executive officers, or greater than 5% shareholders, or their immediate family members, have a direct or indirect material interest and where the amount involved exceeds $120,000 in any fiscal year. The Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and approving any such transactions.

In determining whether to approve or ratify any such transaction, the Board or relevant committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Corning than transactions involving unrelated parties. No director may participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

We did not have any transactions requiring review and approval in accordance with this policy during 2017.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or has ever been, an officer or employee of Corning. No member of the Compensation Committee had any relationship with Corning or any of its subsidiaries during 2017 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. No Corning executive officer currently serves or served during 2017 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Corning’s Board or Compensation Committee.

20	CORNING 2018 PROXY STATEMENT

Corporate Governance and the Board of Directors

Board Composition

When considering Board composition, the Nominating and Corporate Governance Committee considers whether a candidate possesses skills relevant to the Board’s performance of its responsibilities in the oversight of a complex global business; independence; diversity of experience; and personal characteristics such as race, gender, age and cultural background. The Board does not have a specific policy regarding consideration of gender, ethnic or other diversity criteria in identifying director candidates; however, the Board has had a longstanding commitment to, and practice of, maintaining diverse representation on the Board. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the board’s composition. Our 13 Directors include a diverse range of individuals, including three women, one African-American, and four directors who hold science, technology or mathematics Ph.Ds. We also have two decades of age diversity among our Directors, with their ages ranging between 51 and 73 years. Our Board’s composition represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors combined with fresh perspectives from newer directors.

Independence	Diversity	Age

Tenure

The Nominating and Corporate Governance Committee regularly considers the long-term make up of our Board of Directors and how the members of our board change over time. The Nominating and Corporate Governance Committee also considers the experience needed for our Board as our business and the markets in which we do business evolve. Our Board aims to strike a balance between the knowledge that comes from longer-term service on the Board with the new experience, ideas and energy that can come from adding directors to the Board. We believe the average tenure for our independent director nominees of approximately 8.2 years reflects the balance the Board seeks between different perspectives brought by long-serving directors and new directors.

Tenure
8.2 yrs Average Tenure of Directors, excluding Mr. Weeks

CORNING 2018 PROXY STATEMENT	21

Corporate Governance and the Board of Directors

Board Nomination and Refreshment Process

The Nominating and Corporate Governance Committee has the authority to recommend director nominees to the Board of Directors for approval. The Committee takes into account the Company’s current needs and the qualities needed for Board service, including

●	expertise and exceptional achievement in business, finance, technology or other areas relevant to Corning’s Strategy and Capital Allocation Framework;
●	reputation, ethical character and maturity of judgment;
●	absence of conflicts of interest that might impede the proper performance of director responsibilities;
●	diversity of viewpoints, backgrounds and experiences;
●	independence under SEC and NYSE rules;
●	service on other boards of directors;
●	sufficient time to devote to Board matters; and,
●	ability to work effectively and collegially with other Board members.

In the case of incumbent directors, the Nominating and Corporate Governance Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background, qualifications and skills relevant to Corning’s Strategy and Capital Allocation Framework and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating and Corporate Governance Committee uses multiple sources for identifying director candidates, including executive search firms, its members’ own contacts, and referrals from other directors, members of management and the Company’s advisors. To maintain a pipeline for new directors, the Nominating and Corporate Governance Committee has retained the executive search firm of Spencer Stuart to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services on an ongoing basis. Director candidates recommended by shareholders in the manner described on page 79 will be considered in the same manner in which the Nominating and Corporate Governance Committee evaluates candidates recommended by other sources. In addition, our by-laws permit a group of up to 20 shareholders who have owned a minimum of 3% of our outstanding capital stock for at least three years to submit director nominees for up to the greater of two directors or 20% of the board for inclusion in our proxy statement. See “How Do I Submit A Shareholder Proposal For, Or Nominate a Director For Election At, Next Year’s Annual Meeting” on page 79 of this proxy statement.

Management Succession Planning

One of the Board’s primary responsibilities is ensuring that Corning has a high-performing management team in place. The full Board has responsibility for management succession planning. As noted above, our Lead Independent Director facilitates the ongoing review and approval by the Board of succession and management development plans for the CEO and other senior executives to maximize the pool of internal candidates who can assume top management positions without undue interruption. To assist the Board, the CEO no less than annually provides an assessment of senior managers and their potential as successor CEO, as well as individuals considered potential successors to certain senior management positions.

22	CORNING 2018 PROXY STATEMENT

Corporate Governance and the Board of Directors

Risk Oversight

Our Board recognizes the importance of effective risk oversight in running a successful global business and in fulfilling its fiduciary responsibilities to Corning and its shareholders. While the CEO and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board is responsible for oversight of the Company’s risk management. The Board exercises this oversight responsibility directly and through its committees.

Board of Directors (Committee report-outs, discussions with management and annual Board review)

Audit Committee
Regularly reviews our enterprise risk management program; monitors legal and regulatory risks by regular discussions with management; oversees internal and external audit; evaluates potential risks related to accounting, internal control over financial reporting, tax planning and cybersecurity.

Compensation Committee
Monitors potential risks related to the design and administration of compensation plans and policies, and benefits and perquisites plans and policies, including performance-based compensation programs, to promote appropriate incentives in line with shareholder interest that do not promote excessive risk-taking.

Finance Committee
Monitors strategic risks related to financial affairs, including capital structure and liquidity risk, transaction execution risk, credit and counterparty risk, market risk, insurance risk, and foreign exchange risk; reviews the policies and strategies for managing financial exposure and contingent liabilities.

Corporate Relations Committee Monitors risks relating to governmental policy, public relations, reputation, employee relations, and environmental and social matters.

Nominating and Corporate Governance Committee
Monitors potential risks related to governance practices by reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices and evaluating potential related party transactions.

Management (Updates to Board or relevant Committees on risk exposures and mitigation efforts)

Management and the Board discuss risks associated with strategic alternatives being contemplated and the risk-reward associated with these alternatives. Once a strategy is in place, at each meeting, the Board reviews our strategy with the CEO and discusses any newly-identified strategic risks.

Operationally, management reports periodically to the Board on the Company’s enterprise risk management (ERM) policies and procedures and to the Audit, Finance, and Corporate Relations Committees on our top risks. Management also provides a comprehensive annual report of top risks to the Board. Corning’s ERM program utilizes (1) a Risk Council chaired by the Senior Vice President and Chief Financial Officer and composed of Corning management and staff to aggregate, prioritize and assess risks, including strategic, financial, operational, business, reputational, governance and managerial risks; (2) an internal audit department; and (3) a Compliance Council, which reports directly to each of the Audit Committee and Corporate Relations Committee and reviews the Company’s compliance with laws and regulations of the countries in which we conduct business.

The Board believes that the work undertaken by the committees of the Board, together with the work of the full board and the Company’s management, enables the Board to effectively oversee Corning’s management of risk.

CORNING 2018 PROXY STATEMENT	23

Corporate Governance and the Board of Directors

Compensation Risk Analysis

In February 2018, the Committee reviewed the conclusions of a risk assessment of our compensation policies and practices covering all employees. This type of assessment is conducted annually by a cross-functional team with representatives from Human Resources, Law and Finance. The Committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives, and Corning’s overall risk profile. Identified risk-mitigation features included the following:

●	The mix of cash and equity payouts tied to both short-term financial performance, mid-term financial performance, and long-term value creation;
●	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to shareholders;
●	The use of multiple financial performance metrics that are readily monitored and reviewed;
●	The rigorous budget and goal-setting processes that involve both top-down and bottom-up analyses;
●	The use of common performance metrics for incentives across Corning’s management team and all eligible employees with corporate results impacting the compensation of all Corning employees;
●	Rigorous goal setting in our annual incentive plan that is intended to avoid imprudent risk-taking to achieve ambitious goals;
●	Capped payout levels for annual incentives, including sales commission plans and cash performance unit awards;
●	Our robust stock ownership, clawback, anti-hedging and anti-pledging policies for NEOs and other employees; and
●	Multiple levels of review and approval of awards, including Committee approval of all officer compensation proposals.

The Committee concluded that Corning’s executive compensation program is balanced and does not reward excessive financial risk-taking. We believe that Corning does not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Board and Shareholder Meeting Attendance

The Board of Directors met 6 times during 2017. Attendance at Board and committee meetings averaged 98% in 2017, and each incumbent director attended no less than 85% of the meetings of the Board and committees on which the director served.

All of our directors attended our 2017 Annual Meeting of Shareholders. The Board has a policy requiring all directors to attend our Annual Meeting, absent extraordinary circumstances.

Other Matters

Corning is headquartered in a small community in upstate New York. Throughout its history, the Company has routinely made contributions to civic, educational, charitable, cultural and other institutions that improve the quality of life and increase the resources of the surrounding community, making it more attractive to employees. In a small community, our employees, including executives and their families, inevitably have relationships with the non-profit organizations that receive such contributions from the Company.

The Company undertakes its philanthropic activities both directly and indirectly through The Corning Incorporated Foundation (the Foundation), a separate 501(c)3 organization. We believe in being an active corporate citizen and the Foundation directs its grant making toward the communities where Corning operates, enabling initiatives in four areas: education, culture, human services and volunteerism. In 2017, Corning donated $1 million to the Foundation, and the Foundation disbursed approximately $3.9 million, of which approximately 27% was directed toward initiatives supporting education, including grants made under the Corning Incorporated Foundation Matching Gifts program. Additional information about the Foundation can be found at www.corningfoundation.org.

24	CORNING 2018 PROXY STATEMENT

Corporate Governance and the Board of Directors

Corning’s direct giving includes annual contributions to both local and international cultural and educational institutions. Locally, the Corning Museum of Glass (CMoG) – the world’s leading glass museum – is the largest recipient of the Company’s support. Wendell P. Weeks (chairman, CEO and president), David Morse (executive vice president and chief technology officer) and Jeffrey W. Evenson (senior vice president and chief strategy officer) serve on the CMoG board of trustees. In 2017, Corning provided cash and non-cash contributions of services to CMoG of approximately $37 million.

Corning provides financial support to the Alternative School for Math and Science (ASMS), a private middle school located in Corning, New York, with an advanced curriculum focusing on science and math. Currently, children of Corning employees represent approximately 53% of its enrollment. In 2017, non-cash contributions totaled approximately $1.5 million and cash contributions totaled $326,000. Christine M. Pambianchi, (senior vice president, Human Resources) and Kim Frock Weeks (spouse of Wendell P. Weeks, our chairman, CEO and president) serve on the ASMS board of trustees. Ms. Frock Weeks also serves as administrative head of school at ASMS, but receives no salary or benefits in this role.

Ethics and Conduct

We are committed to conducting business lawfully and ethically. Our directors, NEOs, and all Corning employees, are required to act at all times with honesty and integrity. We have a comprehensive Code of Conduct that applies to all Corning directors and employees that covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, non-discrimination policies, confidentiality, vendor standards, and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Our Board spends meaningful time with executive management at board meetings, and other members of management at other board events, where the relationships developed enable the Board to ensure that the Company maintains a culture of integrity, responsibility and accountability throughout the organization.

We also have a supplemental “Code of Conduct for Directors and Executive Officers” that includes policies calling for strict observance of all laws applicable to our business, that requires directors and executive officers to avoid any conflict between their personal interests and the interests of the company in dealing with suppliers, customers, and other third parties, and which imposes standards upon certain conduct in their personal affairs, including transactions in securities of the Company, any company affiliate, or any unaffiliated organization. Each director and executive officer is expected to be familiar with and to follow these policies to the extent applicable to them. Any employee can provide an anonymous report of an actual or apparent violation of our Codes of Conduct. We will disclose any future amendments to, or waivers from, any provision of our Codes of Conduct involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver. No such waivers were sought or granted in 2017.

Lobbying and Political Contributions Policy

Corning encourages employees to participate in the political process on a personal basis. However, any use of Corning funds, property, resources or employee work time for U.S. political purposes — for example, to any U.S. political party, candidate or government official – is subject to Corning’s Lobbying and Political Contributions Policy and must be approved in advance by Corning’s Government Affairs office. Any contact with members of the U.S. Congress on behalf of Corning, or any Corning contribution to U.S. government officials or payment related to these officials, must be approved by and coordinated through Corning’s Government Affairs office. Our policy can be found at www.corning.com/political-contributions.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that are appropriate for the Board’s consideration.

CORNING 2018 PROXY STATEMENT	25

Corporate Governance and the Board of Directors

Corporate Governance Materials Available on Corning’s Website

In addition to our Corporate Governance Guidelines and Director Qualification Standards, other information relating to Corning’s corporate governance is available on the Investor Relations – Governance – Downloads section of our website at https://www.corning.com/worldwide/en/about-us/investor-relations/board-download-library.html including:

●	Audit Committee Charter
●	Compensation Committee Charter
●	Corporate Relations Committee Charter
●	Finance Committee Charter
●	Nominating and Corporate Governance Committee Charter
●	Code of Conduct for Directors and Executive Officers
●	Code of Ethics for Chief Executive Officer and Financial Executives
●	Corning Incorporated By-Laws
●	Our Code of Conduct
●	Political Contributions and Lobbying Policy
●	Whistleblower Policy

26	CORNING 2018 PROXY STATEMENT

Proposal 1 Election of Directors

Board of Directors’ Qualifications and Experience

Our Board is composed of accomplished professionals with diverse skills and areas of expertise. The broad range of skills, knowledge, and opinions represented on our Board is one of its core strengths. Moreover, we believe our directors’ wide range of professional experiences and backgrounds, education, and skills has proved to be of significant value to the Company, and we intend to continue leveraging this strength.

The following table describes key competencies and skills of our directors.

All directors other than Mr. Weeks are independent. Mr. Clark is the Lead Independent Director.

Leadership
These directors have CEO or other senior officer experience, and a demonstrated record of leadership qualities, which includes a practical understanding of organizations, processes, strategy, risk and risk management and methods to drive change and growth.

	■	■	■	■	■	■	■	■	■	■	■	■	■

Industry Experience
These directors have experience in or directly relevant to our businesses, which fosters active participation in developing and implementing our operating plan and business strategy. They have valuable perspectives on issues specific to Corning’s business.

		■	■	■			■	■	■	■	■	■

Financial, Investment, and/or Banking Experience
These directors possess an acute understanding of finance and financial reporting processes. Accurate financial reporting and robust auditing are critical to Corning’s success.

	■	■	■	■	■		■	■				■	■

Academia, R&D, and Innovation
These directors have advanced degrees in relevant fields and exceptionally deep knowledge of technology and research & development in areas critical to Corning as a science, technology, and innovation company.

		■					■			■			■
Entrepreneurial/Commercial Experience These directors provide valuable perspectives on developing and investing in new technologies		■		■		■	■	■		■	■	■	■

International Experience
Corning’s future success depends, in part, on our ability to grow our businesses outside the United States. Our directors with global business or international experience provide valued perspective on our operations.

	■	■		■		■		■				■	■

Law, Government, or Regulatory Experience
Legal, government and regulatory experience is relevant to Corning as industry regulations can be critical to the financial welfare and growth of our various businesses.

			■	■		■		■	■		■	■
Audit Committee Financial Expert These directors qualify as audit committee financial experts as defined by applicable SEC rules.	■	■						■					■
Public Company Board Experience These directors have extensive experience as members of the board of directors of at least two other public companies.		■	■	■	■	■		■		■	■	■	■
Military Service These directors have experience as a member of the United States armed forces.				■				■			■

CORNING 2018 PROXY STATEMENT	27

Proposal 1 Election of Directors

After considering the recommendations of the Nominating and Corporate Governance Committee, the Board has set the number of directors at thirteen and nominated the persons described below to stand for election. All of the nominees were elected by Corning’s shareholders at the 2017 Annual Meeting and have consented to being named in this proxy statement and to serve as director if re-elected. The Board believes that each of these nominees is qualified to serve as a director of Corning in light of their respective skills and qualifications, as further described below. Equally important, the Board believes this combination of backgrounds, skills and experiences creates a Board that is well-equipped to exercise oversight responsibilities for Corning’s shareholders and other stakeholders.

If elected by our shareholders, the thirteen director nominees will serve for a one-year term expiring at our 2019 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

FOR	Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

28	CORNING 2018 PROXY STATEMENT

Proposal 1 Election of Directors

Corning’s Director Nominees

Age 59 Director Since 2014 Committees ●Audit ●Finance Current Public Company Directorships ●None Public Company Directorships Held During the Past 5 Years ●None

Donald W. Blair

Retired Executive Vice President and Chief Financial Officer, NIKE, Inc.

Mr. Blair was the executive vice president and chief financial officer of NIKE, Inc. from 1999 to October 2015. Prior to joining NIKE, he served fifteen years at PepsiCo, Inc. in a number of senior executive-level corporate and operating unit financial assignments, including chief financial officer roles for PepsiCo Japan (based in Tokyo) and Pepsi-Cola International’s Asia Division (based in Hong Kong). He began his career in 1981 as an accountant with Deloitte Haskins & Sells.

Mr. Blair brings over 35 years of financial expertise and management experience at the international, operational, and corporate levels. He also has proven experience in developing and implementing strategies for delivering sustainable, profitable growth. Mr. Blair’s financial expertise and audit experience are valuable assets to our Finance and Audit committees.

Skills and Qualifications

— Expertise in finance, audit and management
— Executive leadership experience
— Experience in international business and finance

Age
63
Director Since
2012

Committees

●Audit
●Corporate Relations (Chair)

Current Public Company Directorships

●HP Inc.
●Kellogg Company

Public Company Directorships Held During the Past 5 Years

●GlaxoSmithKline plc

Stephanie A. Burns

Retired Chairman and Chief Executive Officer, Dow Corning Corporation

Dr. Burns has 35 years of global innovation and business leadership experience. Dr. Burns joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. She served as chief executive officer from 2004 until May 2011 and served as chair from 2006 until her retirement in December 2011.

Dr. Burns brings significant expertise in scientific research, issues management, science and technology leadership, and business management to the Board, as well as skills related to her Ph.D. in organic chemistry. She is the past honorary president of the Society of Chemical Industry and was appointed by President Obama to the President’s Export Council. Dr. Burns is a former chair of the American Chemistry Council.

Skills and Qualifications

— Global innovation and business leadership experience
— Significant expertise in research and development, science and technology leadership, and audit and business management
— Significant public company board experience

CORNING 2018 PROXY STATEMENT	29

Proposal 1 Election of Directors

Age
73
Director Since
2010

Committees

●Executive
●Finance
●Nominating and Corporate Governance

Current Public Company Directorships

●None

Public Company Directorships Held During the Past 5 Years

●Exelon Corporation

John A. Canning, Jr.

Chairman, Madison Dearborn Partners, LLC

Mr. Canning co-founded Madison Dearborn Partners, LLC in 1992, serving as its chief executive officer until he became chairman in 2007. He previously spent 24 years with First Chicago Corporation, most recently as executive vice president of The First National Bank of Chicago and president of First Chicago Venture Capital. Mr. Canning is trustee and chairman of several Chicago-area non-profit organizations. He is a former commissioner of the Irish Reserve Fund and a former director and chairman of the Federal Reserve Bank of Chicago.

Mr. Canning brings over 37 years of experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions. As a former director and chairman of the Federal Reserve Bank of Chicago, he has insight into economic trends important to our business. In addition to his business experience, he also has a law degree and is a recognized leader in the Chicago business community. Mr. Canning’s experience in banking and managing investments make him a valued member of our Finance Committee.

Skills and Qualifications

— Sophisticated in private equity investing, including reviewing financial statements and audit results and making investment and mergers and acquisitions decisions
— Applies insight into important economic trends relevant to our business
— Experience in banking and managing investments

Age
71
Director Since
2011

Committees

●Compensation
●Executive
●Nominating and Corporate Governance

Current Public Company Directorships

●Automatic Data Processing, Inc.

Public Company Directorships Held During the Past 5 Years

●None

Richard T. Clark

Retired Chairman, Chief Executive Officer and President, Merck & Co., Inc.
Lead Independent Director

Mr. Clark retired from Merck in 2011. He joined Merck in 1972 and held a broad range of senior management positions. He became president and chief executive officer of Merck in May 2005 and chairman of the board in April 2007. He transitioned from the chief executive officer role in January 2011 and served as Merck board chairman through November 2011. He was president of the Merck Manufacturing Division (June 2003 to May 2005) of Merck Sharp & Dohme Corp. He is chairman of the board of Project Hope and a trustee of several charitable non-profit organizations.

As the former chairman, president and chief executive officer of a Fortune 100 company, Mr. Clark brings broad managerial expertise, operational expertise, and deep business knowledge, as well as a track record of achievement.

Skills and Qualifications

— Broad and deep managerial expertise, operational expertise, and business knowledge
— Extensive experience in the issues facing public companies and multinational businesses
— Significant public company board experience, including as chairman and chief executive officer of an R&D-focused global corporation

30	CORNING 2018 PROXY STATEMENT

Proposal 1 Election of Directors

Age
68
Director Since
2006

Committees

●Executive
●Finance (Chair)
●Nominating and Corporate Governance

Current Public Company Directorships

●W. R. Grace & Co.

Public Company Directorships Held During the Past 5 Years

●Viasystems Group, Inc.

Robert F. Cummings, Jr.

Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.

Mr. Cummings retired as vice chairman of Investment Banking at JPMorgan Chase & Co. (JPM) in February 2016. He had served in that role since December 2010, advising on client opportunities across sectors and industry groups. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of that firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002.

Mr. Cummings’ Board qualifications include more than 32 years of investment banking experience at Goldman Sachs and JPM, where he advised corporate clients on financings, business development, mergers, and acquisitions, and other strategic financial issues. Additionally, he brings knowledge in the areas of technology, telecommunications, private equity, and real estate to the Board.

Skills and Qualifications

— Extensive investment banking experience including finance, business development, and mergers and acquisitions
— Knowledgeable in the areas of technology, telecommunications, private equity and real estate

Age
56
Director Since
2013

Committees

●Audit
●Corporate Relations

Current Public Company Directorships

●Meritage Homes Corporation
●NiSource, Inc.

Public Company Directorships Held During the Past 5 Years

●Staples, Inc.

Deborah A. Henretta

Retired Group President of Global E-Business, Procter & Gamble

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development and government relations. She joined Procter & Gamble (P&G) in 1985. In 2005, she was appointed President of P&G’s business in ASEAN, Australia and India. She was appointed group president, P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta was a member of Singapore’s Economic Development Board (EDB) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Ms. Henretta is a partner at G100 Companies where she assisted in establishing a Board Excellence program that provides director education on board oversight and governance responsibilities, including the areas of digital transformation and cyber security.

Skills and Qualifications

— Significant experience in business leadership and operations, P&L responsibility
— Skilled in brand building, marketing and emerging market management
— Significant knowledge of digital transformation and cyber security

CORNING 2018 PROXY STATEMENT	31

Proposal 1 Election of Directors

Age 59 Director Since 2015 Committees ●Audit ●Finance Current Public Company Directorships ●Amazon.com, Inc. Public Company Directorships Held During the Past 5 Years ●None

Daniel P. Huttenlocher

Dean and Vice Provost, Cornell Tech

Dr. Huttenlocher is the founding dean of Cornell Tech, the technology graduate school of Cornell University located in New York City, a position he has held since 2012. In addition to positions as a professor and dean at Cornell, Dr. Huttenlocher has served as chief technology officer at Intelligent Markets, Inc. and as a principal scientist and member of the senior leadership team at the Xerox Palo Alto Research Center.

Dr. Huttenlocher holds a Ph.D. in computer science and a Master of Science degree in Electrical Engineering, both from the Massachusetts Institute of Technology. He is a renowned computer science researcher and educator, and a prolific inventor with two dozen U.S. patents. He brings to the board extensive experience in technology innovation and commercialization, and expertise in developing next-generation products and services.

Skills and Qualifications

— Extensive experience in innovation and commercialization
— Expertise in information technology and computer software
— Experience with emerging technologies and customer experience

Age
71
Director Since
2007

Committees

●Audit (Chair)
●Compensation
●Executive

Current Public Company Directorships

●Louisiana-Pacific Corporation

Public Company Directorships Held During the Past 5 Years

●None

Kurt M. Landgraf

President, Washington College

In July 2017, Mr. Landgraf was elected president of Washington College. He previously served as president and chief executive officer of Educational Testing Service (ETS), a private non-profit educational testing and measurement organization, from 2000 until his retirement in December 2013. Prior to that, he was executive vice president and chief operating officer of E.I. Du Pont de Nemours and Company (DuPont), where he previously held a number of senior leadership positions, including chief financial officer.

Mr. Landgraf was selected for his wealth of executive management experience in public companies, non-profit entities, higher education, and government. He brings to the Board his financial expertise and operations skills and experience, represented by his positions at ETS and DuPont. Mr. Landgraf’s other areas of specialized knowledge include technology, transportation, education, finance, pharmaceuticals, health care, energy, materials, and mergers and acquisitions.

Skills and Qualifications

— Extensive executive management experience in public companies, non-profit entities, higher education and government
— Financial and audit expertise
— Operations skills and experience
— Specialized knowledge including technology, transportation, education, pharmaceuticals, health care, energy, materials, and mergers and acquisitions
— Significant public company board experience

32	CORNING 2018 PROXY STATEMENT

Proposal 1 Election of Directors

Age
51
Director Since
2013

Committees

●Corporate Relations
●Nominating and Corporate Governance

Current Public Company Directorships

●None

Public Company Directorships Held During the Past 5 Years

●Xtera Communications, Inc.

Kevin J. Martin

Vice President, Mobile and Global Access Policy, Facebook, Inc.

Before Mr. Martin became Vice President, Mobile and Global Access Policy at Facebook, Inc. he was a partner and co-chair of the telecommunications practice at Squire Patton Boggs, an international law firm, from 2009 to 2015, and chairman of the Federal Communications Commission (FCC) from March 2005 to January 2009.

Mr. Martin has nearly two decades experience as a lawyer and policymaker in the telecommunications field. Before joining the FCC as a commissioner in 2001, Mr. Martin was a special assistant to the president for Economic Policy and served on the staff of the National Economic Council, focusing on commerce and technology policy issues. He served as the official U.S. government representative to the G-8’s Digital Opportunity Task Force.

Mr. Martin brings deep experience to the board in the telecommunications, economics, governmental and legal arenas.

Skills and Qualifications

— Specialized knowledge of telecommunications, social media and information technology industries
— Extensive knowledge of government policy and regulatory environment

Age 68 Director Since 1999 Committees ●Audit ●Compensation (Chair) Current Public Company Directorships ●None Public Company Directorships Held During the Past 5 Years ●Keynote Systems ●Neustar, Inc.

Deborah D. Rieman

Retired Executive Chairman, MetaMarkets Group

Dr. Rieman has more than 30 years of experience in the software industry. In 2016, she retired as executive chairman of MetaMarkets Group. Previously, she was managing director of Equus Management Company, a private investment fund. From 1995 to 1999, she served as president and chief executive officer of Check Point Software Technologies, Incorporated.

Dr. Rieman brings significant expertise in information technology, innovation and entrepreneurial endeavors to the Board and skills related to her Ph.D. in mathematics. She is also the former president and chief executive officer of a software company specializing in security and has experience in technology development, marketing, business development and support, investor relations and investing.

Skills and Qualifications

— Expertise in information technology and cyber security
— Experience in technology development, marketing, business development and support, innovation and entrepreneurial endeavors, investor relations and investing

CORNING 2018 PROXY STATEMENT	33

Proposal 1 Election of Directors

Age
70
Director Since
2001

Committees

●Compensation
●Executive
●Nominating and Corporate Governance (Chair)

Current Public Company Directorships

●Harris Corporation
●NextEra Energy, Inc.
●Ryder Systems Inc.

Public Company Directorships Held During the Past 5 Years

●BBA Aviation plc.

Hansel E. Tookes II

Retired Chairman and Chief Executive Officer, Raytheon Aircraft Company

Mr. Tookes retired from Raytheon Company in December 2002. He joined Raytheon in 1999 and served as president of Raytheon International, chairman and chief executive officer of Raytheon Aircraft, and executive vice president of Raytheon Company. From 1980 to 1999, Mr. Tookes served United Technologies Corporation as president of Pratt and Whitney’s Large Military Engines Group and in a variety of other leadership positions.

Mr. Tookes provides extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting. He also brings his science and engineering education, training and knowledge to the Board. Mr. Tookes’ industry expertise includes aviation, aerospace and defense, transportation, and technology.

Skills and Qualifications

— Extensive experience in global operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting
— Education, training and knowledge in science and engineering
— Extensive public company board experience

Age 58 Director Since 2000 Committees ●Executive (Chair) Current Public Company Directorships ●Amazon.com, Inc. ●Merck & Co., Inc. Public Company Directorships Held During the Past 5 Years ●None

Wendell P. Weeks

Chairman, Chief Executive Officer and President, Corning Incorporated

Mr. Weeks joined Corning in 1983. He was named vice president and general manager of the Optical Fiber business in 1996; senior vice president in 1997; senior vice president of Opto Electronics in 1998; executive vice president in 1999; and president, Corning Optical Communications in 2001. Mr. Weeks was named president and chief operating officer of Corning in 2002; president and chief executive officer in 2005; and chairman and chief executive officer on April 26, 2007. He added the title of president in December 2010. Mr. Weeks brings deep and broad knowledge of the Company based on his long career across a wide range of Corning’s staff groups and major businesses.

Mr. Weeks has 35 years of Corning experience including financial management, business development, commercial leadership, and general management. His experiences in many of Corning’s businesses and technologies, and twelve years as chief executive officer, have given him a unique understanding of Corning’s diverse business operations and innovations.

Skills and Qualifications

— Wide range of experience including financial management, business development, commercial leadership, and general management
— Unique understanding of Corning’s businesses and innovations

34	CORNING 2018 PROXY STATEMENT

Proposal 1 Election of Directors

Age 68 Director Since 2009 Committees ●Audit ●Finance Current Public Company Directorships ●Brooks Automation, Inc. ●Cabot Corporation Public Company Directorships Held During the Past 5 Years ●None

Mark S. Wrighton

Chancellor and Professor of Chemistry, Washington University in St. Louis

Dr. Wrighton has more than 25 years of leadership experience overseeing large research universities. Since 1995, Dr. Wrighton has been chancellor and professor of Chemistry at Washington University in St. Louis, a major research university. Before joining Washington University, he was a researcher and professor at the Massachusetts Institute of Technology, where he was head of the Department of Chemistry from 1987 to 1990, and then provost from 1990 to 1995. Dr. Wrighton served as a presidential appointee to the National Science Board from 2000 to 2006. He is also a past chair of the Association of American Universities, The Business Higher Education Forum, and the Consortium on Financing Higher Education. He was elected to membership in the American Academy of Arts and Sciences and the American Philosophical Society, and he is a Fellow of the American Association for the Advancement of Science.

Dr. Wrighton is a professor, chemist and research scientist with expertise in materials and research interests in the areas of transition metal catalysis, molecular electronics and photoprocesses at electrodes. He also has expertise in areas of direct relevance to Corning, including materials chemistry, photochemistry, surface chemistry and life sciences. Under Dr. Wrighton’s executive and fiscal leadership, Washington University has grown significantly in academic stature, research enterprise, infrastructure, student quality, curriculum and international reputation. Dr. Wrighton brings to the Board his vast scientific knowledge and understanding of complex research and development issues.

Skills and Qualifications

— Deep knowledge in areas of direct relevance to Corning, including materials chemistry, photochemistry, surface chemistry and life sciences
— Executive leadership experience, including finance and audit experience
— Significant public company board experience

CORNING 2018 PROXY STATEMENT	35

Director Compensation

The Compensation Committee intends to set director compensation levels within a competitive range of the market median to ensure directors are paid appropriately for their time commitment and responsibilities relative to directors at companies of comparable size, industry and scope of operations. The Committee believes that providing a competitive compensation package is important because it enables Corning to attract and retain highly qualified directors who are critical to the Company’s long-term success.

The Compensation Committee’s independent consultant, Frederic W. Cook & Co., Inc., conducts an annual review of the director compensation levels relative to Corning’s compensation peer group.

The Company uses a combination of cash and stock-based compensation for its directors. Directors may elect to defer all or a portion of their cash compensation. Amounts deferred may be paid in cash or stock, as applicable, and amounts deferred may be allocated to an account earning interest, compounded quarterly, at the rate equal to the prime rate of Citibank, N.A. at the end of each calendar quarter, a restricted stock unit account, or a combination of such accounts. In 2017, five directors elected to defer compensation.

As an employee of the Company, Mr. Weeks is not compensated separately for service on the Board or any of its Committees.

2017 Director Compensation

In October 2016, the Board approved certain changes to director compensation proposed by the Compensation Committee that were developed in consultation with the Committee’s independent consultant and became effective January 1, 2017. Meeting fees were eliminated and an annual retainer was provided instead. The impact is expected to be neutral to slightly positive with respect to a given director’s compensation. Retainers for Audit and Compensation Committee Chairs were adjusted slightly. The following table outlines 2017 director compensation:

Annual Cash Retainer	$110,000
Lead Independent Director Retainer	Our Lead Independent Director received an additional cash retainer of $35,000.
Committee Chair Retainer	The Audit Committee Chair and Compensation Committee Chair each received an additional retainer of $20,000. Other Committee Chairs received an additional cash retainer of $15,000.
Committee Member Retainers

Each Audit Committee member received a cash retainer of $18,000; each Compensation Committee member received a cash retainer of $12,000; and each Executive, Finance, Nominating and Corporate Governance, and Corporate Relations Committee member received a cash retainer of $10,000.

Annual Equity Grants

Each non-employee director annually receives a form of long-term equity compensation approved by the Board. Non-employee directors generally receive their annual equity grants at the February meeting of the Board. If, however, a director is appointed between the February meeting and December 31, then that director will receive a pro-rata grant shortly after joining the Board.

In 2017, our directors’ annual equity compensation was $155,000. We issued 5,914 restricted stock units (with a grant date value of approximately $155,000) to each non-employee director under our 2010 Equity Plan for Non-Employee Directors. These restricted stock units are not available for transfer or sale until six months after the date of a director’s retirement or resignation.

36	CORNING 2018 PROXY STATEMENT

Director Compensation

In 2017, the directors below performed the following roles:

Name	Role During 2017
Mr. Clark	Lead Independent Director
Mr. Landgraf	Audit Committee Chair
Dr. Rieman	Compensation Committee Chair
Dr. Burns	Corporate Relations Committee Chair
Mr. Cummings	Finance Committee Chair
Mr. Tookes	Nominating and Corporate Governance Committee Chair

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with participation in director education programs.

Charitable Giving Programs

Although closed to directors joining the Board after October 5, 2016, Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning in the amount of $1,000,000 (employee directors) or $1,250,000 (non-employee directors) following his or her death.

This program is either funded directly by the Company or by purchasing insurance policies on the lives of the directors. However, we are under no obligation to use the proceeds of the insurance policies to fund a director’s bequest and can elect to retain any proceeds from the policies as assets of Corning and use another source of funds to pay the directors’ bequests. In 2017, we paid a total of $101,713 in premiums and fees on such policies for our current directors. Because the charitable deductions and cash surrender value of life insurance policies accrue solely to Corning, the directors derive no direct financial benefit from the program, and we do not include these amounts in the directors’ compensation. Generally, one must have been a director for five years to participate in the program. Directors who had not yet achieved five years’ tenure as of October 5, 2016 will be permitted to participate after five years of Board service. In 2017, Messrs. Canning, Clark, Cummings, Landgraf, Tookes and Weeks, and Drs. Burns, Rieman and Wrighton were eligible to participate in the program.

Directors are also eligible to participate in the Corning Incorporated Foundation Matching Gifts Program for eligible charitable organizations. This Program is available to all Corning employees and directors. The maximum matching gift amount available from the Foundation on behalf of each participant in the Program is $7,500 per calendar year.

Corning also pays premiums on our directors’ and officers’ liability insurance policies covering directors.

Changes to Director Compensation in 2018

In February 2018, the Board approved a change to the non-employee directors’ annual equity compensation proposed by the Compensation Committee in consultation with the Committee’s independent consultant. Starting in 2018, the non-employee directors’ annual equity grant will increase from $155,000 to $165,000. As with the 2017 director equity compensation, this amount will be payable in restricted stock units, which are not available for transfer or sale until six months after the date of a director’s retirement or resignation.

CORNING 2018 PROXY STATEMENT	37

Director Compensation

2017 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Donald W. Blair	$138,000	$155,006	$ 7,500	$300,506
Stephanie A. Burns	153,000	155,006	0	308,006
John A. Canning, Jr.	140,000	155,006	7,500	302,506
Richard T. Clark	177,000	155,006	7,500	339,506
Robert F. Cummings, Jr.	155,000	155,006	0	310,006
Deborah A. Henretta	138,000	155,006	7,500	300,506
Daniel P. Huttenlocher	138,000	155,006	0	293,006
Kurt M. Landgraf	170,000	155,006	7,500	332,506
Kevin J. Martin	130,000	155,006	6,000	291,006
Deborah D. Rieman	160,000	155,006	0	315,006
Hansel E. Tookes II	157,000	155,006	0	312,006
Mark S. Wrighton	138,000	155,006	0	293,006
(1)	Includes all fees and retainers paid or deferred pursuant to the Corning Incorporated Non-Employee Directors’ Deferred Compensation Plan.
(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units granted pursuant to the 2010 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 15, 2018. There can be no assurance that the grant date fair value amounts will ever be realized. The total number of outstanding option awards, RSUs and RSU deferrals, and stock awards each director had as of December 31, 2017 is shown in the table below. Total stock holdings for directors as of December 31, 2017 are shown in the “Beneficial Ownership of Directors and Officers” table.

(3)	The amounts in this column reflect charitable donation matches made by the Corning Foundation’s Matching Gift Program.

The following are the total number of outstanding option awards and stock awards each director had as of December 31, 2017

Name	Restricted Shares and Units Outstanding at December 31, 2017(1)	Options Outstanding at December 31, 2017(2)
Donald W. Blair	45,119	0
Stephanie A. Burns	54,048	0
John A. Canning, Jr.	89,851	1,323
Richard T. Clark	47,876	0
Robert F. Cummings, Jr.	164,768	8,858
Deborah A. Henretta	51,727	0
Daniel P. Huttenlocher	19,824	0
Kurt M. Landgraf	149,611	0
Kevin J. Martin	37,420	0
Deborah D. Rieman	105,527	6,775
Hansel E. Tookes II	92,777	2,345
Mark S. Wrighton	64,227	6,775

(1)	This column reflects restricted shares and restricted stock units awarded and outstanding or deferred for each Director as of December 31, 2017.
(2)	No options were granted to non-employee directors in 2017.

38	CORNING 2018 PROXY STATEMENT

Stock Ownership Information

Stock Ownership Guidelines

We believe in the importance of equity ownership by directors and executive management as an effective link to shareholders, and require all directors, named executive officers (NEOs), and non-NEO senior management to achieve the required levels of ownership under our stock ownership guidelines within five years of their election, appointment or designation. Restricted and direct and indirectly owned shares, and current and deferred restricted stock units, each count toward our stock ownership guidelines. An NEO who falls below the ownership requirement for any reason will have up to three years to return to the required minimum ownership level. All directors and NEOs who have been so for five years or more currently comply with our guidelines.

DIRECTORS	CEO	OTHER NEOs	NON-NEO SENIOR MANAGEMENT

5X	6X	3X	1.5X
Annual Cash Retainer	Base Salary	Base Salary	Base Salary

Our directors and executive management are also subject to our anti-hedging and anti-pledging policies. For further information, see “Anti-Hedging Policy” and “Anti-Pledging Policy” both on page 54.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require disclosure of those directors, officers, and beneficial owners of more than 10% of our common stock who fail to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Based on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements were met.

CORNING 2018 PROXY STATEMENT	39

Stock Ownership Information

Beneficial Ownership Table

As of December 31, 2017	Shares Directly or Indirectly Owned(1)(2)(3)		Stock Options Exercisable Within 60 Days	Restricted Share Units Vesting Within 60 Days	Total Shares Beneficially Owned		Percent of Class	Restricted Share Units Not Vesting Within 60 Days(4)
The Vanguard Group					60,355,056	(5)	6.94
BlackRock Inc.					53,854,415	(6)	6.20
Donald W. Blair	17,243				17,243		*	27,876
Stephanie A. Burns	49,288				49,288		*	13,514
John A. Canning, Jr.	109,150		1,323		110,473		*	40,701
Richard T. Clark	41,962				41,962		*	5,914
Robert F. Cummings, Jr.	144,686		8,858		153,544		*	100,082
Deborah A. Henretta	25,965				25,965		*	25,762
Daniel P. Huttenlocher	13,910				13,910		*	5,914
Kurt M. Landgraf	62,957				62,957		*	86,654
Kevin J. Martin	31,506				31,506		*	5,914
Deborah D. Rieman	100,813		6,775		107,588		*	5,914
Hansel E. Tookes II	96,863		2,345		99,208		*	5,914
Mark S. Wrighton	59,313		6,775		66,088		*	5,914
Wendell P. Weeks	755,262	(7)	810,686	3,760	1,569,708		*	250,464
R. Tony Tripeny	46,438		151,990	1,006	199,434		*	43,048
James P. Clappin	79,140			1,089	80,229		*	63,884
Lawrence D. McRae	126,652		176,073	1,132	303,857		*	67,540
David L. Morse	24,358		98,852	1,116	124,326		*	63,776
All Directors and Executive Officers as a group (25 persons)	2,054,152	(8)(9)	1,810,302	10,932	3,875,386		*	1,156,951
*	Less than 0.50%
(1)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans.
(2)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Restricted Stock Plans for non-employee directors.
(3)

Includes shares of common stock held by The Bank of New York Mellon Corporation as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the plans. The trustee holds for the benefit of Messrs. Weeks, Tripeny, Clappin, McRae and Dr. Morse, and all executive officers as a group, the equivalent of 12,267, 0, 2,255, 6,573, 0 and 24,046 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the plans the equivalent of 12,931,135 shares of common stock (being 1.50% of the class).

(4)

Restricted Share Units represent the right to receive unrestricted shares of common stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Restricted Share Units that will not vest within 60 days of the date of this table are not considered beneficially owned for purposes of the table and therefore are not included in the Total Shares Beneficially Owned column because the holders are not entitled to voting rights or investment control until the restrictions lapse. However, ownership of these RSUs further aligns our Directors and Executive Officers’ interests with those of our shareholders.

(5)

Reflects shares beneficially owned by The Vanguard Group (Vanguard), according to a Schedule 13G/A filed by Vanguard with the SEC on February 9, 2018, reflecting ownership of shares as of December 31, 2017. Vanguard has sole voting power and/or sole dispositive power with respect to 58,901,614 shares and shared voting power and/or shared dispositive power with respect to 1,453,442. According to the Schedule 13G/A, Vanguard beneficially owned 6.94% of our common stock as of December 31, 2017.

(6)

Reflects shares beneficially owned by BlackRock, Inc. (BlackRock), according to a Schedule 13G/A filed by BlackRock with the SEC on February 8, 2018, reflecting ownership of shares as of December 31, 2017. BlackRock has sole voting power and/or sole dispositive power with respect to 53,854,415 shares and shared voting power and/or shared dispositive power with respect to 0 shares. According to the Schedule 13G/A, BlackRock beneficially owned 6.2% of our common stock as of December 31, 2017.

(7)	Includes 742,995 shares held by a revocable trust of which Mr. Weeks is the beneficiary. He currently has no voting authority over these shares.
(8)	Does not include 23,325 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.
(9)	As of December 31, 2017, none of our directors or executive officers have pledged any such shares.

40	CORNING 2018 PROXY STATEMENT

Proposal 2 Advisory Vote to Approve Executive Compensation (Say on Pay)

Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (NEOs), pursuant to Section 14A of the Securities Exchange Act of 1934, as disclosed in this proxy statement, which includes the Compensation Discussion and Analysis, the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

This vote is advisory and not binding on the Company, but the Board of Directors values shareholder opinion and will consider the outcome of the vote in determining our executive compensation programs.

Say on Pay Proposal

Our Board maintains a “pay for performance” philosophy that forms the foundation for all of the Compensation Committee’s decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance, foster collaboration and support our short- and long-term corporate strategy.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2017 Company performance, focusing on the compensation of our NEOs. Our shareholders have affirmed their support of our programs in our outreach discussions and in last year’s Say on Pay results. We believe that we have created a compensation program deserving of shareholder support.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the resolution:

RESOLVED, that on an advisory non-binding basis, the total compensation paid to the Company’s Named Executive Officers (CEO, CFO and three other most highly compensated executives), as disclosed in the proxy statement for the 2018 Annual Meeting of Shareholders pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion & Analysis, the Summary Compensation Table, and the supporting tabular and related narrative disclosure on executive compensation, is hereby APPROVED.

FOR	Our Board unanimously recommends a vote FOR the resolution approving the compensation of our Named Executive Officers.

CORNING 2018 PROXY STATEMENT	41

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (CD&A) presents the 2017 compensation of our Named Executive Officers (NEOs) and describes how this compensation aligns with our pay for performance philosophy and supports the success of our Strategy and Capital Allocation Framework.

OUR NEOs IN FISCAL YEAR 2017 WERE:
Named Executive Officer	Role	Years in Role
Wendell P. Weeks	Chairman, Chief Executive Officer (CEO) and President	13 Years as CEO (11 years as CEO/Chairman)
R. Tony Tripeny	Senior Vice President and Chief Financial Officer	2 Years
James P. Clappin	Executive Vice President, Corning Glass Technologies	7 Years
Lawrence D. McRae	Vice Chairman and Corporate Development Officer	2 Years as Vice Chairman (18 years as Corporate Development Officer)
David L. Morse	Executive Vice President and Chief Technology Officer	5 Years

CD&A Table of Contents

To assist shareholders in finding important information, we call your attention to the following sections of the CD&A:

42	Executive Summary
45	Company Performance Overview
48	2017 Executive Compensation Program Details
52	Compensation Peer Group
53	Compensation Program – Other Governance Matters
55	Compensation Committee Report
56	2017 Compensation Tables

Executive Summary

Executive Compensation Philosophy

Our compensation program is designed to attract and retain the most talented employees within our industry segments and to motivate them to perform at the highest level while executing on our Strategy and Capital Allocation Framework. In order to retain and motivate this caliber of talent, the Compensation Committee (the Committee) is committed to promoting a performance-based culture. Rewards are tied to financial metrics that incent management to successfully deliver on the Strategy and Capital Allocation Framework and our commitment to our shareholders.

42	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

Target Total Compensation
CEO	OTHER NEOs

Our Short- and Long-Term Incentives
Short-Term Incentives (Paid in Cash)

Long-Term Incentives (Paid in CPUs, RSUs and Options)

CORNING 2018 PROXY STATEMENT	43

Compensation Discussion & Analysis

2017 Compensation Metrics

Our key compensation metrics are Core Earnings per Share (Core EPS), Core Net Sales and Adjusted Operating Cash Flow less CapEx. These metrics are designed to ensure the success of our Strategy and Capital Allocation Framework by incenting sales growth, improving earnings per share and generating operating cash flow.

	CORE EPS	CORE NET SALES	ADJUSTED OPERATING CASH FLOW LESS CAPEX

2017 Actual Results	$1.72	$10,514 million	$816 million

2017 Score as % of Target Payout	173% of target for 2017	182%* of target for 2017	110% of target for 2017

* The Core Net Sales Score for CPUs is 144%, since CPUs have a maximum payout opportunity of 150%.

Please see “Our 2017 Performance Highlights” on page 6 for more information about our Core Performance Measures and Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to the most directly comparable GAAP financial measures.

Core Net Sales, Core Earnings per Share (Core EPS) and Adjusted Operating Cash Flow are non-GAAP financial measures used by our management to measure the true economics of our currency hedges and obtain a clearer view of Corning’s operating results. Accordingly, these Core Performance Measures form the basis for our compensation performance metrics.

44	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

Company Performance Overview

2017 Business Environment and Company Performance

In 2017, we utilized our financial strength to continue our focus on innovation, advancing key programs across our market-access platforms. Some of our key achievements in 2017 included:

●

Celebrating a major milestone with the production of our one billionth kilometer of optical fiber. We also continued our technology leadership with the introduction of a new multi-use platform to simplify installation and reduce the costs of deploying 4G and 5G networks.

●	Shipping the world’s first Gen 10.5 glass. In addition, we captured new opportunities for Corning Iris™ Glass, which is featured in new ultra-slim, ultra-bright lines of monitors.
●

Expanding into new Corning® Gorilla® Glass applications and increased the amount of our glass on mobile electronic devices. Additionally, the superior drop performance of Gorilla Glass 5 has enabled new smartphone designs that feature glass on both the front and back.

●	Securing an exclusive global supply agreement for gas particulate filters.
●	Winning new customers for Gorilla Glass for Automotive, which will be featured on more than thirty-five automotive platforms globally.
●

Launching Valor® Glass, a revolutionary new pharmaceutical packaging solution that dramatically reduces particle contamination, breaks, and cracks. As a result, Valor helps protect patients, while increasing manufacturing throughput.

Please see “Our 2017 Performance Highlights” on page 6 and “Our Strategy and Capital Allocation Framework” on page 7 for additional information on Corning’s 2017 financial performance.

2017 Performance and Compensation Alignment

Each year we set rigorous and challenging performance goals aligned with our strategic objectives. We continue to believe profitability, revenue growth, and cash generation are the most important measures to the successful execution of our Strategy and Capital Allocation Framework and delivery of long-term shareholder value.

Approximately 88% of the CEO’s target total compensation (excluding employee benefits and perquisites) and 79% of the other NEOs’ target total compensation (excluding employee benefits and perquisites) is variable and depends upon our operating performance or stock price.

Net profitability and sales growth, both short- and long-term, drive success under our Strategy and Capital Allocation Framework. Accordingly, we have incentive measures linked to both short- and long-term outcomes. Our short-term incentives are cash payments composed of the Performance Incentive Plan (PIP) and the GoalSharing plan. Under each of the PIP and the GoalSharing plan, Core EPS measures bottom line profitability (75% weight) and Core Net Sales focuses on increasing top line growth (25% weight). These two financial goals comprise 100% of PIP payouts for NEOs. Actual performance was well above the established PIP targets for 2017, with the blended result being a payout of 175% of PIP target.

GoalSharing is a company-wide plan that rewards our workforce for the Company’s and Business Unit’s success by including compensation objectives reflecting a combination of corporate financial (25% weight) and business unit performance (75% weight). NEOs receive payouts based on the average performance of all business unit plans, which resulted in a payout of 7.34% of base salary for 2017.

Our Long-Term Incentive (LTI) awards reflect our belief that cash flows and revenue growth enable investments that will sustain our growth over the long term and that the interests of our executives and shareholders should be aligned. LTI awards are comprised of 60% Cash Performance Units (CPUs), 25% Restricted Stock Units (RSUs), and 15% Stock Options. CPU awards are based 70% on Adjusted Operating Cash Flow less CapEx and 30% on Core Net Sales, averaged over a three-year period. In 2017, the CPU payout was 120% of the performance target resulting in a total payout of 103% of target for the 3-year period 2015-2017.

CORNING 2018 PROXY STATEMENT	45

Compensation Discussion & Analysis

In addition, because ROIC improvement is important to the delivery of the commitments made pursuant to our Strategy and Capital Allocation Framework, and an important metric for many of our shareholders based on their feedback, we added an ROIC modifier to the CPUs in 2016. 2016 CPUs earned for the year three-year performance period (2016 through 2018) and 2017 CPUs earned for the three-year performance period (2017 through 2019) will be increased or decreased up to 10% depending on Corning’s ROIC performance over the three-year performance period compared to pre-established performance targets.

The following table compares the 2017 actual results and targeted goals for each performance measure with 2016 actual results.

	2017		2016
Measure	Actual and % increase vs. ’16 Actual	Target and % increase vs. ’16 Actual	Actual	Target
Core EPS Percentage increase vs ’16 Actual	$1.72	$1.57	$1.55	$1.55
	+11.0%	+1.3%
Core Net Sales (millions)	$10,514	$9,945	$9,710	$9,996
	+8.3%	+2.4%
Adjusted Operating Cash Flow less CapEx (millions)	$816	$756	$1,651	$1,593
	N/A(1)	N/A(1)
(1)	Adjusted Operating Cash Flow less CapEx goals are established yearly, independent of the prior year.

Please see “Our 2017 Performance Highlights” on page 6 for more information about our Core Performance Measures and Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to the most directly comparable GAAP financial measures.

Our rigorous goal setting process is demonstrated by the following thresholds for our short- and long-term incentive plans:

		Short Term/Annual Incentive 2017 PIP Measures				Long-Term Incentive 2017 CPU Measures (Year One of Three-Year Average Plan)
		Core EPS Goal (Weighted 75%)		Core Net Sales Goal (Weighted 25%)		Adjusted Operating Cash Flow less CapEx Goal (Weighted 70%)		Core Net Sales Goal (Weighted 30%)
	Payout %	Core EPS (in $M)	% of 2017 Plan	Core Net Sales (in $M)	% of 2016 Core Net Sales	Adjusted OCF less CapEx (in $M)	% of 2017 Plan	Core Net Sales (in $M)	% of 2016 Core Net Sales
	200%	$1.76	112%	$10,647	110%	Capped at 150%
	150%	$1.68	107%	$10,260	106%	$1,056	140%	$10,647	110%
	125%	$1.64	105%	$10,066	104%	$906	120%	$10,066	104%
TARGET	100%	$1.57	100%	$9,945	102%	$756	100%	$9,945	102%
	75%	$1.42	90%	$9,776	101%	$606	80%	$9,776	101%
	50%	$1.26	80%	$9,679	100%	$556	74%	$9,679	100%
	0%	$1.18	75%	$9,292	96%	$456	60%	$9,292	96%

As discussed on page 44, Corning’s 2017 performance results for Core EPS and Core Net Sales exceeded the annual target payout opportunity (173% and 182%, respectively), with the blended result for short-term incentives being 175%. Adjusted Operating Cash Flow less CapEx and Core Net Sales exceeded the annual target payout opportunity (110% and 144%, respectively), yielding a blended result of 120% of the annual target opportunity for the 2017 earned portion of CPUs. 2017 CPUs are further subject to an ROIC modifier of ± 10% based on ROIC improvement over the three-year performance period (2017-2019) against pre-established targets.

46	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

Total Shareholder Return

Corning’s Total Shareholder Return (TSR), which consists of stock price appreciation and reinvestment of common dividends, was 34.7% in 2017. Our three-year annualized TSR performance was 14.4% and our five-year annualized TSR performance was 23.3%, both outperforming the S&P 500 Index. Since the introduction of our Strategy and Capital Allocation Framework, we have outperformed the S&P 500 Index by approximately 2.5 times in terms of total shareholder return.

The Strategy and Capital Allocation Framework has paid off from a financial perspective.

Between its inception in October 2015 and year-end 2017, Corning had total shareholder return of approximately 102% vs. less than 40% for the S&P 500.

ANNUALIZED TOTAL SHAREHOLDER RETURN	TOTAL SHAREHOLDER RETURN SINCE START OF FRAMEWORK
As of year-end 2017	October 21, 2015 through year-end 2017

Source: Bloomberg	Source: Bloomberg

Shareholder Engagement

At our 2017 annual
meeting of shareholders,
our Say on Pay proposal
received support from
92%
of votes cast.

Strong Say on Pay Results. At our 2017 Annual Meeting of shareholders, our Say on Pay proposal received support from 92% of votes cast. We view this level of shareholder support as an affirmation of our current pay practices and pay for performance philosophy.

Shareholder Outreach. In 2017, as part of our shareholder outreach program, we met with shareholders representing approximately 40% of our outstanding shares, and approximately two-thirds of our top fifty shareholders. In these meetings, we discussed our Strategy and Capital Allocation Framework, as well as governance, compensation, and sustainability matters. We learned through these meetings that our investors are pleased with our Strategy and Capital Allocation Framework and believe we have clearly articulated how our Strategy and Capital Allocation Framework creates shareholder value and is connected to management incentives at Corning. These shareholders also were generally supportive of our executive compensation program, the direct linkage of financial metrics in our incentive plans to our Strategy and Capital Allocation Framework, and the addition of the ROIC modifier. As in previous years, shareholders were not prescriptive about compensation plan design. Instead, they were more interested to see that the results and outcomes delivered by the incentive plans were aligned appropriately with Corning’s performance and had appropriately incented our executives to deliver on our Strategy and Capital Allocation Framework. See “Shareholder Communication” on page 11 for additional information.

CORNING 2018 PROXY STATEMENT	47

Compensation Discussion & Analysis

Robust Compensation Program Governance

Corning has rigorous and robust governance with respect to its executive compensation plan:

✓	Close alignment of pay with performance over both the short and long term horizon

✓	Mix of cash and equity incentives tied to short-term financial performance and long-term value creation

✓	CEO total compensation targeted within a competitive range of the Compensation Peer Group median

✓	Caps on payout levels for annual incentives in a budgeted down-cycle year

✓	Significant NEO share ownership requirements

✓	Anti-hedging and pledging policies

✓	Clawback policy

✓	Employee equity plan specifies minimum vesting period stretching over at least 3 years for restricted stock or restricted stock unit awards

✓	Independent compensation consultant advisor to the Compensation Committee

✓	History of demonstrated responsiveness to shareholder concerns and feedback, and ongoing commitment to shareholder engagement

✓	Limited and modest perquisites that have a sound benefit to the Company’s business

✖	No tax gross-ups or tax assistance on perquisites

✖	No repricing of underwater stock options without shareholder approval

✖	No excise tax gross-ups for officer agreements entered into after July 2004

2017 Executive Compensation Program Details

Our key compensation program principles are as follows:

●	Provide a competitive base salary

●	Pay for performance

●	Incent execution of our Strategy and Capital Allocation Framework

●	Apply a team-based management approach

●	Increase the proportion of performance-based incentive compensation for more senior positions

●	Align the interests of our executive group with shareholders

Base Salary

Base salaries provide a form of fixed compensation and are reviewed annually by the Committee taking into account internal equity and individual performance, as well as competitive positioning, as discussed in the “Compensation Peer Group” section on page 52. In 2017, all NEOs with the exception of Mr. Tripeny received base salary increases of approximately 3%, consistent with the salary increase budget for all other U.S. salaried employees. Mr. Tripeny received a base salary increase of 17.7% as part of a multi-year strategy to better align his overall compensation package to comparable external salary benchmarks as he continues to demonstrate strong performance as CFO.

Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial performance supporting our Strategy and Capital Allocation Framework and team-based management approach. As discussed above, they are composed of two annual cash bonus plans, the PIP and GoalSharing.

48	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

Short-Term Incentives Earned in 2017

Performance Measures	Target Opportunity	2017 Performance Target	2017 Actual Results	Earned Award for 2017
Performance Incentive Plan Core EPS (75%) Core Net Sales (25%)	CEO: 150% of base salary Other NEOs: 75%-80% of base salary	Core EPS: $1.57 Core Net Sales: $9,945 million	Core EPS: $1.72 Core Net Sales: $10,514 million	Core EPS result (75% of weight): 173% of target payout Core Net Sales result (25% of weight): 182% of target payout Blended result: 175% of target payout
GoalSharing Average of all business unit plans	5% of base salary	25% Core EPS and Core Net Sales (as noted above) 75% Business unit performance NEO awards are based on the average of all business unit plans	7.34% of base salary	7.34% of base salary

Long-Term Incentives

Long-term incentives (LTI) are comprised of cash and equity in the form of 1) cash performance units (CPUs), 2) restricted stock units (RSUs), and 3) stock options (Options). Target value amounts are established by the Committee for each NEO annually in February. We believe it is important to link LTI amounts to financial measures that support the execution of our Strategy and Capital Allocation Framework and generate long-term value for our shareholders. We also believe it is important for a portion of LTI to be in the form of equity to align our NEOs’ stock ownership interests with those of our shareholders.

●

CPUs represent 60% of the annual target LTI value. Payout is based on cash generation and revenue growth, measures that support our Strategy and Capital Allocation Framework as well as our long-term financial health and success. The performance measures for CPUs are 1) Adjusted Operating Cash Flow less CapEx (70%), which aligns the cash flow goal to our capital allocation plan and maintains focus on our CapEx, and 2) Core Net Sales (30%). Actual CPUs earned are based on the average over a three-year period. CPUs awarded in 2017 are also subject to a three-year ROIC modifier of ±10% to further align compensation earned with the goal of our Strategy and Capital Allocation Framework to improve our corporate ROIC. Accordingly, CPUs earned for the years 2017-2019 will be paid out (in 2020) subject to an adjustment of ±10%, depending on Corning’s ROIC performance over the three year performance period compared to a pre-established performance target.

●	RSUs represent 25% of the annual target LTI value. The number of RSUs granted is determined based on the stock price at the end of March, and awards cliff vest approximately three years from the grant date.
●	Options represent 15% of the annual target LTI value. The number of Options granted is determined using a Black-Scholes valuation. Options were granted at the end of March. Vesting is three years after the grant date, and the option awards have a maximum ten-year term.

CORNING 2018 PROXY STATEMENT	49

Compensation Discussion & Analysis

2017 Long-Term Incentives – Cash Component

Performance Metrics	Target Opportunity	Performance Target	2017 Actual Results	Earned Award for 2017
Adjusted Operating Cash Flow (70%) Core Net Sales (30%)	CEO: $4.95 million Other NEOs: $1.14 million to $1.35 million	Applies to the following CPUs: Year 1 of 3: 2017–2019, Year 2 of 3: 2016–2018, and Year 3 of 3: 2015–2017 Adjusted Operating Cash Flow, less CapEx $756 million Core Net Sales: $9,945 million	Adjusted Operating Cash Flow less CapEx: $816 million Result: 110% of target payout Core Net Sales: $10,514 million Result: 144% of target payout Blended Result: 120% of target payout

2017–2019 CPUs
Year 1: 120% of target payout
Year 2: TBD
Year 3: TBD
Three-year average, ±10%:
TBD*

2016–2018 CPUs
Year 1: 88% of target payout
Year 2: 120% of target payout
Year 3: TBD
Three-year average, ±10%:
TBD**

2015–2017 CPUs
Year 1: 100% of target payout
Year 2: 88% of target payout
Year 3: 120% of target payout
Three-year average: 103% of target payout, paid in 2018

*	Subject to a ±10% adjustment based on ROIC improvement from 2017 through 2019 against pre-established targets.
**	Subject to a ±10% adjustment based on ROIC improvement from 2016 through 2018 against pre-established targets.

2017 Long-Term Incentives – Equity Components

Compensation Component	Target Opportunity	Number of Units/Options Granted	Vesting Period	Value Realized
Restricted Stock Units (RSUs)	CEO: $2.06 million Other NEOs: $0.48 million to $0.56 million	25% of annual target LTI value, based on the closing price of Corning’s common stock on the grant date (March 31, 2017)	Approximately 3 years	Dependent upon Corning common stock price on the vesting date
Stock Options	CEO: $1.24 million Other NEOs: $0.29 million to $0.34 million	15% of annual target LTI value, based on the Black Scholes Valuation at the time of the grant(March 31, 2017)	3 years	Dependent upon Corning common stock price increase, if any, between time of the grant and the time of exercise

50	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

CEO Target Compensation

Over the past thirteen years, under the leadership of Mr. Weeks, Corning has consistently increased Core Net Sales, Core EPS, and Adjusted Operating Cash Flow. We have continued to grow, achieved the lowest cost position in many key businesses, and created new-to-the-world product categories, such as Corning® Gorilla® Glass, heavy-duty diesel substrates and filters, customized fiber-to-the-home solutions and Corning Valor® Glass.

In February 2017, the Compensation Committee approved a 3% base salary increase for Mr. Weeks, with all other compensation elements remaining flat:

●	Base salary – increased by 3% in line with base salary increases for all other U.S. based salaried employees.
●	Target Short-Term Incentives – remained flat at 155% of base salary, comprised of a PIP target of 150% of base salary and a GoalSharing target of 5% of base salary.
●	Target Long-Term Incentives – remained flat compared with 2016 LTI target at $8,250,000.

Eighty-eight percent of Mr. Weeks’ pay is directly tied to Corning’s operating performance and stock price.

Employee Benefits and Perquisites

Employee Benefits: Our NEOs are eligible to participate in the same employee benefits plans as all other eligible U.S. salaried employees. These plans include medical, dental, life insurance, disability, matching gifts, qualified defined benefit and defined contribution plans. We also maintain non-qualified defined benefit and defined contribution retirement and long-term disability plans with the same general features and benefits as our qualified plans for all U.S. salaried employees affected by tax law compensation, contribution or deduction limits.

In addition to the standard benefits available to all eligible U.S. salaried employees, the NEOs are eligible for the benefits and perquisites described in this section.

Executive Supplemental Pension Plan (ESPP): We maintain an ESPP to reward and retain long-serving individuals who are critical to executing Corning’s innovation strategy. Our non-qualified ESPP covers approximately 20 active participants, including all of the NEOs. In 2006, we capped the percentage of cash compensation earned as a retirement benefit under the ESPP at a maximum of 50% of final average pay for 25 or more years of service, a change that applies to all the NEOs except Dr. Morse. The definition of pay used to determine benefits includes base salary and annual cash bonuses; long-term cash or equity incentives are not included and do not affect retirement benefits. Executives must have at least ten years of service to be vested under this plan. All of the NEOs meet that requirement.

While we seek to maintain well-funded qualified retirement plans, we do not fund our non-qualified retirement plans.

For additional details of the ESPP benefits and plan features, please refer to the section entitled “Retirement Plans” on page 62.

Executive Physical and Wellness: All executives are eligible for an annual physical exam in addition to wellness programs sponsored by Corning for all employees.

Relocation and Expatriate-Related Expenses: As part of our global mobility program, our policies provide that employees who relocate to another country at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment. These benefits include moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate employees for incremental costs incurred with moving or with living and working outside of the employee’s home country. The goal of these relocation and expatriate assistance programs is to ensure that employees are not financially advantaged or disadvantaged as a result of their relocation and/or international assignment, including related taxes. In July 2016, Mr. Clappin’s assignment in Tokyo ended and he relocated back to Corning, NY. While he was based in Tokyo, Mr. Clappin was eligible for expatriate benefits. These amounts are detailed in footnote 5, section (v) to the Summary Compensation Table.

CORNING 2018 PROXY STATEMENT	51

Compensation Discussion & Analysis

Other Executive Perquisites: We provide the NEOs with an overall allowance that can be used for home security, modest personal aircraft usage, and limited financial counseling services. Each NEO is responsible for all taxes on any imputed income resulting from these perquisites.

Given the limited commercial flight options available in the Corning, New York area, the Committee believes that a well-managed program of limited personal aircraft use provides an extremely important benefit at a reasonable cost to the Company. We closely monitor business and personal usage of our planes and limit personal usage to keep it at a low percentage of total usage. The Committee establishes annual personal aircraft usage caps under this program (both hours and absolute dollar value) for each NEO. The established cap for the CEO was 100 hours and $170,000; the cap for the other NEOs was approximately half this level or lower. Actual utilization falls below these caps. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table starting on page 56.

Executive Severance: We have entered into severance agreements with each NEO. The severance agreements provide clarity for both Corning and the executive if the executive’s employment terminates. By having an agreement in place, we avoid the uncertainty, negotiations and potential litigation that may otherwise occur in the event of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers” on page 65.

Executive Change-in-Control Agreements: The Committee believes that it is in the best interests of shareholders, employees and the communities in which Corning operates to ensure an orderly process if a change in control were to occur. The Committee also believes it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control. Therefore, we have provided each NEO with a change-in-control agreement (separate from the severance agreements described above). The change-in-control agreements provide that an executive’s employment must be terminated or effectively terminated in connection with a change in control in order to receive severance benefits. Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers – Change-in-Control Agreements” on page 67.

In 2012, the Committee approved updated forms of agreements for all corporate officers entering into change-in-control agreements after July 2004, which contain no provision for gross-ups for excise taxes, and cap severance and other benefits at 2.99 times base salary plus target bonus, with cash severance for most officers limited to 2 times base salary plus target bonus. Except for Mr. Tripeny, whose agreement is dated January 1, 2015, our current NEOs have grandfathered agreements that were entered into prior to July 2004.

Compensation Peer Group

Corning is a diversified technology company with five reportable business segments. The majority of our businesses do not have U.S. public company peers. Most of our businesses compete with non-U.S. companies in Asia and Europe, or privately-held companies that do not provide comparable executive compensation disclosure. In attempting to identify peer companies for compensation purposes, Corning must look to globally diversified companies or innovation companies in other industries to find organizations of similar size and complexity (when viewed in terms of revenues, net income, market capitalization, assets and number of employees). For these reasons, our peer group for compensation purposes does not closely resemble the companies with which we compete for business.

●	Our largest competitors and most relevant financial performance peers are not U.S. public companies.
●	Corning must look to globally diversified companies or innovation companies in other industries to find companies of similar size and complexity.

52	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

We currently participate in and use several executive compensation surveys for NEO positions. We continue to use the Willis Towers Watson General Industry Executive Compensation Survey and the Equilar TrueValue Survey. In 2017, we discontinued use of the Mercer Executive Compensation survey and supplemented our sources with a small group of specialized senior executive matches found in the Aon Hewitt Total Compensation Measurement Survey for Executives. The surveys provide data for relevant positions in companies with revenues and market capitalization similar to Corning’s in both the Technology industry and in general industry.

PERCENT RANK, CORNING VERSUS COMPENSATION PEER GROUP

Compensation Peer Group

Advanced Micro Devices, Inc.	Cummins Inc.	Medtronic, Inc.	QUALCOMM, Inc.
Agilent Technologies, Inc.	Danaher Corporation	Monsanto Company	Rockwell Automation, Inc.
Applied Materials, Inc.	Dover Corporation	Motorola Solutions, Inc.	TE Connectivity Limited
BorgWarner, Inc.	Eaton Corporation PLC	NetApp, Inc.	Texas Instruments Incorporated
Boston Scientific Corporation	Harris Corporation	PPG Industries, Inc.	Thermo Fisher Scientific, Inc.
Broadcom Corporation	Juniper Networks, Inc.	Praxair, Inc.

Corning uses the Compensation Peer Group solely as a reference point, in combination with broader executive compensation surveys, to assess each NEO’s target total direct compensation (i.e., salary, target bonus, and the grant date fair value of long-term incentives). Our goal is to position our CEO’s target total direct compensation within a competitive range of the Compensation Peer Group median. Median target total direct CEO compensation in the Compensation Peer Group was determined to be $11.2 million, and 75th percentile target total direct CEO compensation was $13.2 million, compared with Corning target total direct CEO compensation of $11.8 million. Beyond the CEO, external data serves as a reference point, with internal equity and individual performance and impact being more important considerations in establishing a base salary and target total direct compensation for the other NEOs.

Compensation Program – Other Governance Matters

Role of Compensation Consultant

The Compensation Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. Since 2014, the Committee has retained an executive compensation expert from Frederic W. Cook & Co., Inc. (FW Cook) as its independent consultant.

In 2017, FW Cook attended all Committee meetings. FW Cook advises the Committee on all matters related to NEO and director compensation and assists the Committee in interpreting its data as well as data and recommendations received from the Company.

In 2017, the Company also engaged Compensation Advisory Partners LLC (CAP), and Willis Towers Watson (WTW) to assist management with various executive compensation matters.

The Committee conducted an independence review of FW Cook, CAP and WTW pursuant to SEC and NYSE rules, and concluded that the work of each firm for Committee did not raise any conflicts of interest concerns. FW Cook provides no services to Corning other than the services rendered to the Committee.

CORNING 2018 PROXY STATEMENT	53

Compensation Discussion & Analysis

Role of Executive Management in the Executive Compensation Process

Corning’s senior vice president (SVP), Human Resources and SVP, Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Law and Finance departments, are responsible for designing and implementing executive compensation programs and discussing with the Committee significant proposals or topics that affect executive compensation at the Company. The SVP, Global Compensation and Benefits, formulates the target total compensation recommendations for all of the NEOs (except the CEO) and reviews the recommendations for each of the other NEOs with the CEO. The NEOs do not recommend or suggest individual compensation actions that benefit them personally.

The CEO may propose adjustments he deems appropriate before management’s recommendations are submitted to the Committee. Recommendations for the CEO’s compensation are prepared by the Committee’s independent compensation consultant and are not discussed or reviewed with the CEO prior to the Committee’s review and the CEO is not present for discussion of his compensation by the Committee.

After the annual budget is finalized each year, the Committee receives management’s recommendations for the compensation plan performance metrics and sets the final targets for the year.

The CFO typically attends the annual Committee meeting to review the CD&A, and attends that portion of the February Committee meeting where performance metrics are reviewed.

Clawback Policy

Our clawback policy gives the Committee the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to certain executive officers and other key employees if such payment was based upon the achievement of financial results that were subsequently the subject of a restatement. The Committee has discretion to seek recovery of any amount that it determines was received inappropriately by such individuals.

Anti-Hedging Policy

Our anti-hedging policy prohibits employees and directors from selling or buying publicly traded options on Corning stock, or trading in any Corning stock derivatives. Additionally, these individuals may not engage in transactions in which they may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options.

Anti-Pledging Policy

Our anti-pledging policy prohibits employees and directors from holding Corning stock in a margin account or pledging Company securities as collateral for a loan.

Tax Deductibility of Compensation

Historically, the Committee has made compensation decisions with an eye towards deductibility of performance-based pay under IRC Section 162(m). However, the Tax Cuts and Jobs Act of 2017 (the Tax Act) that was signed into law December 22, 2017 eliminated the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning after December 31, 2017. Compensation paid to our covered officers in excess of $1 million therefore will not be deductible unless it qualifies for transition relief. Given the changing nature of the deductibility for such compensation, the Committee will be reviewing the Tax Act in 2018 and its application and impact, if any, on the Company’s compensation programs.

Accounting Implications

In designing our compensation and benefit programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the Company and our employees.

54	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

Compensation Committee Report

The Compensation Committee of the Board of Directors (the Committee), which is composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for the oversight and administration of executive compensation at Corning. The Committee approves the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located in the Corporate Governance section of the Company’s website.

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2017.

The Compensation Committee:

Deborah D. Rieman, Chair
Richard T. Clark
Kurt M. Landgraf
Hansel E. Tookes II

CORNING 2018 PROXY STATEMENT	55

Compensation Discussion & Analysis

2017 Compensation Tables

2017 Summary Compensation Table

This table describes the total compensation paid to our NEOs for fiscal years 2017, 2016 and 2015, as required. The components of the total compensation are described in the footnotes below and in more detail in the tables and narratives that follow. For information on the role of each component of compensation, see the description under “Compensation Discussion and Analysis.”

Named Executive Officer	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value And Non-qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Wendell P. Weeks	2017	$1,370,971	$2,062,503	$1,154,705	$9,240,173	$2,680,783	$359,440	$16,868,575
Chairman, Chief	2016	1,337,740	2,062,491	963,399	5,750,512	928,531	266,582	11,309,255
Executive Officer and	2015	1,353,096	1,999,990	1,116,499	4,407,018	1,306,544	255,841	10,438,988
President
R. Tony Tripeny	2017	553,269	475,011	265,933	1,796,340	858,254	111,412	4,060,219
Senior Vice President	2016	504,808	349,991	163,480	916,406	214,950	126,222	2,275,857
and Chief Financial	2015	434,135	387,494	146,542	650,617	0	75,299	1,694,087
Officer
James P. Clappin	2017	703,600	524,988	293,929	2,401,287	674,260	157,335	4,755,399
President, Corning	2016	686,538	525,007	245,230	1,537,749	66,568	3,452,856	6,513,948
Glass Technologies	2015	695,000	524,997	293,084	1,200,392	56,178	1,672,111	4,441,762
Lawrence D. McRae	2017	750,173	562,491	314,921	2,610,289	893,805	78,304	5,209,983
Vice Chairman	2016	731,971	562,505	262,737	1,633,734	90,676	83,329	3,364,952
and Corporate	2015	713,173	587,488	300,063	1,245,685	0	77,177	2,923,586
Development Officer
David L. Morse	2017	646,683	524,988	293,929	2,321,182	1,154,083	115,809	5,056,674
Executive Vice	2016	631,010	525,007	245,230	1,498,641	468,668	97,390	3,465,946
President and Chief
Technology Officer
(1)

The amounts in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units and restricted stock awards granted pursuant to the 2012 Long-Term Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 15, 2018. This same method was used for the fiscal years ended December 31, 2016 and 2015. There can be no assurance that the grant date fair value amounts will ever be realized.

(2)

The amounts in the Option Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards granted pursuant to the 2012 Long-Term Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 15, 2018. The grant date fair value amounts may never be realized.

(3)

The amounts in the Non-Equity Incentive Plan Compensation column reflect the sum of annual short term incentive payments and earned cash performance units under the Long-Term Incentive Plan. All of the annual cash bonuses paid to the NEOs are performance-based. Cash bonuses are paid annually through two plans: (i) GoalSharing; and (ii) the Performance Incentive Plan (PIP). Awards earned under the 2017 GoalSharing plan were 7.34% of each NEO’s year-end base salary and paid in February 2018. Awards earned under the 2017 PIP were based on actual corporate performance compared to the Core EPS and Core Net Sales goals established for the plans in February 2017. Based on actual performance, each of the NEOs earned PIP awards equal to 175% of their annual target bonus opportunities (established as a percentage of year-end base salary). Cash awards earned under the PIP for 2017 will be paid in March 2018.

56	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

The following table indicates awards earned under the PIP and the GoalSharing Plan reflected in the Non-Equity Incentive Plan Compensation column above:

Named Executive Officer	Year End Base Salary	2017 PIP Target %	Actual 2017 PIP Performance Results (% Tgt.)	2017 PIP $ Award	Actual 2017 GoalSharing Performance %	2017 GoalSharing $ Award
Wendell P. Weeks	$1,392,000	150%	175%	$3,654,000	7.34%	$102,173
R. Tony Tripeny	600,000	75%	175%	787,500	7.34%	44,040
James P. Clappin	714,400	75%	175%	937,650	7.34%	52,437
Lawrence D. McRae	761,700	80%	175%	1,066,380	7.34%	55,909
Dr. David L. Morse	656,600	75%	175%	861,788	7.34%	48,194

In addition to the 2017 PIP and 2017 GoalSharing awards noted above, the amounts in the Non-Equity Incentive Plan Compensation column also reflect the earned portions of CPU Awards granted in 2017, 2016 and 2015 on the basis of 2017 performance against established measures. 2017 CPU award payouts will be made in 2020 based on actual corporate performance compared to the established performance goals averaged over three years (2017, 2018 and 2019) and subject to a ±10% ROIC modifier as described on page 49 . 2016 CPU award payouts are based on performance goals averaged over three years (2016, 2017 and 2018) and is also subject to a ±10% ROIC modifier. 2015 CPU award payouts are based on performance goals averaged over three years (2015, 2016 and 2017). The goals for 2017 were Adjusted Operating Cash Flow less Capex (70%) and Core Net Sales (30%), as well as a three-year ROIC goal established in February 2017. Adjusted Operating Cash Flow less Capex and Core Net Sales goals for 2018 and 2019 are yet to be established. While the final payout amounts for 2017 and 2016 CPU awards are unknown, the table below reflects the earned amount of 2017, 2016 and 2015 CPU awards which are reflected in the Non-Equity Incentive Plan Compensation column above, on the basis of 2017 performance metrics which excludes the portion of the 2017 award that remains unearned because ROIC performance against targets (2017-2019) are not yet known and the portion of 2016 award that remains unearned because ROIC performance against targets (2016-2018) are not yet known.

Named Executive Officer	2017 CPU Target Award ($)	2017 CPU Performance Results %	Prorated Earned 2017 CPU Award Based on 2017 Performance (Year One of Three) ($)*	2016 CPU Target Award ($)	Prorated Earned 2016 CPU Award Based on 2017 Performance (Year Two of Three) ($)*	2015 CPU Target Amount	Prorated Earned 2015 CPU Award Based on 2017 Performance (Year Three of Three) ($)
Wendell P. Weeks	$4,950,000	120%	$1,782,000	$4,950,000	$1,782,000	$4,800,000	$1,920,000
R. Tony Tripeny	1,140,000	120%	410,400	840,000	302,400	630,000	252,000
James P. Clappin	1,260,000	120%	453,600	1,260,000	453,600	1,260,000	504,000
Lawrence D. McRae	1,350,000	120%	486,000	1,350,000	486,000	1,290,000	516,000
Dr. David L. Morse	1,260,000	120%	453,600	1,260,000	453,600	1,260,000	504,000
*	reduced by 10% since the ROIC modifier will not be known until after full 3-year performance against pre-established targets are known

(4)

The amounts in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect the increase in the actuarial present value of the NEO’s benefits under all defined benefit pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Although the Change in Pension Value and Non-qualified Deferred Compensation Earnings column is also used to report the amount of above market earnings on compensation that is deferred under the non-qualified deferred compensation plans, Corning does not have any above market earnings under its non-qualified deferred compensation plan, also referred to as the Supplemental Investment Plan. In 2017, the discount rate used to value the actuarial liability decreased approximately 42 basis points from 4.02% to 3.6%, resulting in an increase in the pension values of Messrs. Weeks, Tripeny, Clappin, McRae and Dr. Morse in the amounts of $2,680,783, $858,254, $674,260, $893,805, and $1,154,083, respectively. Discount rate changes over the past several years have resulted in significant year-to-year fluctuations in the present value of pension benefits as shown below:

Named Executive Officer	2017 Present Value in Pension Benefits ($)	2016 Present Value in Pension Benefits ($)	2015 Present Value in Pension Benefits ($)	2014 Present Value in Pension Benefits ($)
Wendell P. Weeks	$27,488,220	$24,807,437	$23,878,906	$22,572,362
R. Tony Tripeny	6,190,094	5,331,840	5,116,890	----------Not a NEO---------
James P. Clappin	9,430,892	8,756,632	8,690,064	8,633,886
Lawrence D. McRae	10,376,899	9,483,094	9,392,418	9,501,949
Dr. David L. Morse	9,571,835	8,417,752	------------------------------Not a NEO--------------------------
Valuation Discount Rate	3.60%	4.02%	4.25%	4.00%

CORNING 2018 PROXY STATEMENT	57

Compensation Discussion & Analysis

(5)

The following table shows “All Other Compensation” amounts provided to the NEOs. Capped personal aircraft rights, financial counseling services and home security are the only perquisites offered to the NEOs. The value of the personal aircraft rights in the table below reflects the incremental cost of providing such perquisites and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expense, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, hanger expense and general taxes and insurance are excluded.

Named Executive Officer	Year	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights(i)	Value of Home Security Costs and Financial Counseling(ii)		Expatriate Benefits		Other(iii)	TOTALS
Wendell P. Weeks	2017	$14,603	$75,028	$94,117	$165,921	(iv)	$0		$9,771	$359,440
	2016	9,880	73,165	56,893	109,520	(iv)	0		17,124	266,582
	2015	9,880	73,674	83,804	80,639	(iv)	0		7,844	255,841
R. Tony Tripeny	2017	4,800	30,685	14,138	50,859		0		10,930	111,412
	2016	4,800	25,017	4,303	80,030		0		12,072	126,222
	2015	4,800	24,154	4,553	40,250		0		1,542	75,299
James P. Clappin	2017	7,410	65,894	49,039	23,461		0		11,531	157,335
	2016	7,410	58,473	54,708	17,791		3,311,896	(v)	2,578	3,452,856
	2015	7,410	75,854	52,796	342		1,525,614	(v)	10,095	1,672,111
Lawrence D. McRae	2017	16,673	0	58,055	3,231		0		345	78,304
	2016	16,364	0	59,489	6,781		0		695	83,329
	2015	16,364	0	45,693	14,776		0		344	77,177
David L. Morse	2017	14,820	52,554	24,588	12,052		0		11,795	115,809
	2016	14,820	45,734	20,080	12,389		0		4,367	97,390
(i)	Amounts shown above reflect aircraft usage over the calendar 2017 although the Executive Allowance runs from November 1 through October 30.
(ii)	NEOs may use their Executive Allowance for residential security or financial counseling services.
(iii)	These amounts include cost attributable to executive physicals, including associated travel costs, an annual Board gift, and contributions made under the Corning Foundation Matching Gift Program.
(iv)

This reflects Company-paid expenses relating to personal and residential security benefitting Mr. Weeks and, through association, his family. Mr. Weeks’ personal safety and security are of vital importance to the Company’s business and prospects, and the Board considers these costs and the associated expense reduction program to be appropriate. However, because these costs can be viewed as conveying a personal benefit to Mr. Weeks, they are reported as perquisites in this column.

(v)

This reflects expenses pursuant to our standard global mobility program in connection with Mr. Clappin’s assignment in Tokyo, Japan as President, Corning Glass Technologies which were largely associated with taxes and housing. Mr. Clappin repatriated back to the US in July 2016.

58	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

2017 Grants of Plan Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold(1) ($)	Target(1) ($)	Maximum(1) ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Wendell P.	Performance
Weeks	Incentive Plan	n/a		$0	$2,088,000	$4,176,000
	GoalSharing Plan	n/a		0	69,600	139,200
	Cash Performance
	Units	2/1/17	2/1/17	0	4,950,000	8,167,500
	Time-Based
	Restricted Stock
	Units	3/31/17	2/1/17				76,389			27.00	$2,062,503(2)
	Stock Options	3/31/17	2/1/17					137,514	27.00	27.00	1,154,705(3)
R. Tony	Performance
Tripeny	Incentive Plan	n/a		0	450,000	900,000
	GoalSharing Plan	n/a		0	30,000	60,000
	Cash Performance Units	2/1/17	2/1/17	0	1,140,000	1,881,000
	Time-Based Restricted
	Stock Units	3/31/17	2/1/17				17,593			27.00	475,011(2)
	Stock Options	3/31/17	2/1/17					31,670	27.00	27.00	265,933(3)
James P.	Performance
Clappin	Incentive Plan	n/a		0	535,800	1,071,600
	GoalSharing Plan	n/a		0	35,720	71,440
	Cash Performance Units	2/1/17	2/1/17	0	1,260,000	2,079,000
	Time-Based Restricted
	Stock Units	3/31/17	2/1/17				19,444			27.00	524,988(2)
	Stock Options	3/31/17	2/1/17					35,004	27.00	27.00	293,929(3)
Lawrence D.	Performance
McRae	Incentive Plan	n/a		0	609,360	1,218,720
	GoalSharing Plan	n/a		0	38,085	76,170
	Cash Performance Units	2/1/17	2/1/17	0	1,350,000	2,227,500
	Time-Based Restricted
	Stock Units	3/31/17	2/1/17				20,833			27.00	562,491(2)
	Stock Options	3/31/17	2/1/17					37,504	27.00	27.00	314,921(3)
David L.	Performance
Morse	Incentive Plan	n/a		0	492,450	984,900
	GoalSharing Plan	n/a		0	32,830	65,660
	Cash Performance Units	2/1/17	2/1/17	0	1,260,000	2,079,000
	Time-Based Restricted
	Stock Units	3/31/17	2/1/17				19,444			27.00	524,988(2)
	Stock Options	3/31/17	2/1/17					35,004	27.00	27.00	293,929(3)
(1)

The amounts shown in the columns titled “Threshold”, “Target” and “Maximum” reflect the award amounts under (i) the Company’s 2017 Performance Incentive Plan (PIP) (ii) 2017 GoalSharing Plan and (iii) the Cash Performance Units under the Company’s 2012 Long- Term Incentive Plan. Awards under these plans are paid in cash. If the threshold level of performance is not met the payout will be 0%. If performance target is met, the payout is 100% of the target award. If the maximum level of performance is met for GoalSharing and PIP the payout is 200% of the target award, and 165% for CPUs which represents the 150% performance metrics cap plus the maximum 10% ROIC modifier. PIP and GoalSharing awards are based on the individual’s 2017 bonus target and yearend base salary. Actual awards earned for CPUs are based on average performance against established metrics over three years (2017, 2018, 2019), adjusted up or down by up to 10% based on ROIC results versus the pre-established goal for the three-year period, and will be payable in February 2020.

(2)

This amount reflects the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted in calendar year 2017 pursuant to the 2012 Long-Term Incentive Plan, and corresponds to the amounts set forth in the Stock Awards column of the 2017 Summary Compensation Table. Stock awards vest 100% three years after grant date.

(3)

These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock options granted in calendar year 2017 pursuant to the 2012 Long-Term Incentive Plan, and corresponds to the amounts set forth in the Option Awards column of the 2017 Summary Compensation Table. Stock options vest 100% three years after grant date.

CORNING 2018 PROXY STATEMENT	59

Compensation Discussion & Analysis

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table shows stock option awards classified as exercisable and unexercisable as of December 31, 2017. The table also shows unvested restricted stock and restricted stock unit awards assuming a market value of $31.99 a share (the NYSE closing price of the Company’s stock on December 29, 2017).

Option Awards							Stock Awards
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Wendell P.	01/03/12	A	111,835	0	13.04	1/3/2022	254,224	8,132,626
Weeks	02/01/12	A	113,049	0	12.90	2/1/2022
	03/01/12	A	112,439	0	12.97	3/1/2022
	03/28/13	A	125,031	0	13.33	3/28/2023
	04/30/13	A	114,943	0	14.50	4/30/2023
	05/31/13	A	108,436	0	15.37	5/31/2023
	03/31/14	A	42,027	0	20.82	3/31/2024
	04/30/14	A	41,846	0	20.91	4/30/2024
	05/30/14	A	41,080	0	21.30	5/30/2024
	03/31/15	A	0	44,092	22.68	3/31/2025
	04/30/15	A	0	47,778	20.93	4/30/2025
	05/29/15	A	0	47,801	20.92	5/29/2025
	03/31/16	A	0	49,366	20.89	3/31/2026
	04/29/16	A	0	55,236	18.67	4/29/2026
	05/31/16	A	0	49,366	20.89	5/31/2026
	03/31/17	A	0	137,514	27.00	3/31/2027
	Total		810,686	431,153
R. Tony Tripeny	12/02/09	B	8,333	0	17.82	12/2/2019	50,612	$1,619,078
	01/04/10	B	8,333	0	19.56	1/4/2020
	02/01/10	B	8,334	0	18.16	2/1/2020
	01/03/11	B	7,720	0	19.19	1/3/2021
	02/01/11	B	6,529	0	22.69	2/1/2021
	03/01/11	B	6,725	0	22.03	3/1/2021
	01/03/12	A	14,379	0	13.04	1/3/2022
	02/01/12	A	14,535	0	12.90	2/1/2022
	03/01/12	A	14,456	0	12.97	3/1/2022
	03/28/13	A	16,075	0	13.33	3/28/2023
	04/30/13	A	14,778	0	14.50	4/30/2023
	05/31/13	A	13,942	0	15.37	5/31/2023
	03/31/14	A	6,004	0	20.82	3/31/2024
	04/30/14	A	5,978	0	20.91	4/30/2024
	05/30/14	A	5,869	0	21.30	5/30/2024
	03/31/15	A	0	5,787	22.68	3/31/2025
	04/30/15	A	0	6,271	20.93	4/30/2025
	05/29/15	A	0	6,274	20.92	5/29/2025
	03/31/16	A	0	8,377	20.89	3/31/2026
	04/29/16	A	0	9,373	18.67	4/29/2026
	05/31/16	A	0	8,377	20.89	5/31/2026
	03/31/17	A	0	31,670	27.00	3/31/2027
	Total		151,990	76,129

60	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

Option Awards							Stock Awards
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
James P.	03/31/15	A	0	11,574	22.68	3/31/2025	64,973	$2,078,486
Clappin	04/30/15	A	0	12,542	20.93	4/30/2025
	05/29/15	A	0	12,548	20.92	5/29/2025
	03/31/16	A	0	12,566	20.89	3/31/2026
	04/29/16	A	0	14,060	18.67	4/29/2026
	05/31/16	A	0	12,566	20.89	5/31/2026
	03/31/17	A	0	35,004	27.00	3/31/2027
	Total		0	110,860
Lawrence D.	01/04/10	B	15,333	0	19.56	1/4/2020	71,295	$2,280,727
McRae	02/01/10	B	15,334	0	18.16	2/1/2020
	01/03/11	B	16,888	0	19.19	1/3/2021
	02/01/11	B	14,283	0	22.69	2/1/2021
	03/01/11	B	14,711	0	22.03	3/1/2021
	04/30/13	A	32,841	0	14.50	4/30/2023
	05/31/13	A	30,982	0	15.37	5/31/2023
	03/31/14	A	12,008	0	20.82	3/31/2024
	04/30/14	A	11,956	0	20.91	4/30/2024
	05/30/14	A	11,737	0	21.30	5/30/2024
	03/31/15	A	0	11,850	22.68	3/31/2025
	04/30/15	A	0	12,840	20.93	4/30/2025
	05/29/15	A	0	12,847	20.92	5/29/2025
	03/31/16	A	0	13,463	20.89	3/31/2026
	04/29/16	A	0	15,064	18.67	4/29/2026
	05/31/16	A	0	13,463	20.89	5/31/2026
	03/31/17	A	0	37,504	27.00	3/31/2027
	Total		176,073	117,031
David L. Morse	12/02/09	B	11,000	0	17.82	12/2/2019	64,892	$2,075,895
	01/04/10	B	11,000	0	19.56	1/4/2020
	02/01/10	B	11,000	0	18.16	2/1/2020
	01/03/11	B	11,098	0	19.19	1/3/2021
	02/01/11	B	9,386	0	22.69	2/1/2021
	03/01/11	B	9,667	0	22.03	3/1/2021
	3/31/2014	A	12,008	0	20.82	3/31/2024
	4/30/2014	A	11,956	0	20.91	4/30/2024
	5/30/2014	A	11,737	0	21.30	5/30/2024
	3/31/2015	A	0	11,574	22.68	3/31/2025
	4/30/2015	A	0	12,542	20.93	4/30/2025
	5/29/2015	A	0	12,548	20.92	5/29/2025
	03/31/16	A	0	12,566	20.89	3/31/2026
	04/29/16	A	0	14,060	18.67	4/29/2026
	05/31/16	A	0	12,566	20.89	5/31/2026
	03/31/17	A	0	35,004	27.00	3/31/2027
	Total		98,852	110,860
(1)	The company uses the following vesting codes
	A	100% Vesting 3 years after grant date
	B	1/3 Vesting 1 year after grant date, 1/3 Vesting 2 years after grant date and 1/3 Vesting 3 years after grant date
(2)	Amounts include:
(i)

83,925; 10,703; 21,804; 22,336; and 21,723 restricted share units granted to Messrs. Weeks, Tripeny, Clappin, McRae and Dr. Morse respectively, on March 31, 2015, which vest on April 16, 2018; Mr. McRae was granted 2,623 restricted shares of our common stock on July 15, 2015, which will vest on July 15, 2018 as a result of his promotion to Vice Chairman. Mr. Tripeny was granted 6,558 restricted shares of our common stock on July 15, 2015, which will vest on July 15, 2018 as a result of his promotion to Chief Financial Officer.

	(ii)	93,910; 15,758; 23,725; 25,503 and 23,725 restricted share units granted to Messrs. Weeks, Tripeny, Clappin, McRae and Dr. Morse respectively, on March 31, 2016, which vest on April 15, 2019.
	(iii)	76,389; 17,593; 19,444; 20,833; and 19,444 restricted share units granted to Messrs. Weeks, Tripeny, Clappin, McRae and Dr. Morse, respectively, on March 31, 2017, which vest on April 15, 2020.
(3)	Year-end market price is based on the December 29, 2017 NYSE closing price of $31.99.

CORNING 2018 PROXY STATEMENT	61

Compensation Discussion & Analysis

Options Exercised and Shares Vested in 2017

The following table sets forth certain information regarding options exercised and restricted stock that vested during 2017 for the NEOs.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wendell P. Weeks	686,524	5,071,537	85,710	2,263,944
R. Tony Tripeny	114,667	1,597,571	12,255	323,017
James P. Clappin	171,483	1,136,929	28,596	756,466
Lawrence D. McRae	149,801	1,899,153	36,296	962,146
David L. Morse	128,103	1,167,958	24,276	641,133

Retirement Plans

Qualified Pension Plan

Corning maintains a qualified defined benefit pension plan to provide retirement income to Corning’s U.S.-based employees which was amended effective July 1, 2000, to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000, were given a choice to prospectively accrue benefits under the previously existing career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000, earn benefits solely under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus 0.5% of plan compensation on which employee contributions have been made. Under the career average earnings formula, participants may retire as early as age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed.

Benefits earned under the cash balance formula are expressed in the form of a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

Messrs. Weeks, Clappin, McRae and Dr. Morse are earning benefits under the career average earnings formula. Mr. Tripeny is earning benefits under the cash balance formula. All of the active NEOs are currently eligible to retire under the plan.

Supplemental Pension Plan and Executive Supplemental Pension Plan

Since 1986, Corning has maintained non-qualified pension plans to attract and retain its executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plans. The benefits provided under the Supplemental Pension Plan (SPP) are equal to the difference between the benefits provided under the Corning Incorporated Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the IRC).

62	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

Each NEO participates in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP receive no benefits from the SPP, other than earned SPP benefits under the cash balance formula prior to their participation in the ESPP, if any. Executives fully vest in their ESPP benefit upon attainment of age 50 with 10 years of service. All NEOs are fully vested in the ESPP.

Under the ESPP, participants earn benefits based on the highest 60 consecutive months of average plan compensation over the last 120 months immediately preceding the date of termination of employment.

A change in the benefits provided under the ESPP formula was approved in December 2006. Subsequent to the change, gross benefits determined under this plan are equal to one of two benefit formulas:

Formula A: 2.0% of average plan compensation multiplied by years of service up to 25 years.

Formula B: 1.5% of average plan compensation multiplied by years of service.

Benefits are determined under Formula A for all NEOs except for Dr. Morse.

Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation, if any, will offset benefits earned under the ESPP.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits under Formulas A and B are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service, provided their accrued benefit is less than four-times-the-annual-compensation limitation under Section 401(a)(17) of the IRC ($1,080,000 in 2017). Participants with accrued benefits in excess of four times the annual compensation limitation under Section 401(a)(17) of the IRC must be age 57 with 25 years of service to receive an unreduced benefit under the ESPP. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Benefit reductions of 1% per year by which retirement precedes age 57 apply if the four-times-annual-compensation-limit rule noted above is in effect for the participant.

Benefits earned under the ESPP are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP, which is distributed as a lump sum of the participant’s hypothetical account balance.

All NEOs are currently eligible to retire under the ESPP.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at 25 years of service or age 57, if the four times annual compensation limit rule noted previously applies. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 13 to our Financial Statements for the year ended December 31, 2017, of our Annual Report on Form 10-K filed with the SEC on February 15, 2018. Information regarding the qualified pension plan can be found under the heading “Qualified Pension Plan”.

CORNING 2018 PROXY STATEMENT	63

Compensation Discussion & Analysis

Named Executive Officer	Plan Name	Number of years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wendell P. Weeks	Qualified Pension Plan	35		$2,096,825	$0
	ESPP	25	(1)	25,391,395	0
R. Tony Tripeny	Qualified Pension Plan	32		331,274	0
	ESPP	25	(1)	5,858,820	0
James P. Clappin	Qualified Pension Plan	38		1,539,001	0
	ESPP	25	(1)	7,891,891	0
Lawrence D. McRae	Qualified Pension Plan	32		1,749,810	0
	ESPP	25	(1)	8,627,089	0
David L. Morse	Qualified Pension Plan	42		1,882,591	0
	ESPP	42	(2)	7,689,244	0
(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the ESPP.
(2)	Under Formula B, years of service are not capped.

The compensation considered for purposes of determining benefits under the qualified pension plan and the ESPP for the NEOs is the “Salary” plus the GoalSharing and PIP cash bonuses set forth in the Summary Compensation Table. Bonuses are included as compensation in the calendar year paid. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under these plans. For the 2017 calendar year, the NEOs eligible earnings and final average compensation were as follows:

	As of December 31, 2017
Named Executive Officer	Eligible Pension Earnings	Final Average Earnings
Wendell P. Weeks	$3,174,683	$3,225,897
R. Tony Tripeny	887,115	758,209
James P. Clappin	1,187,109	1,163,477
Lawrence D. McRae	1,297,107	1,247,903
David L. Morse	1,091,084	1,051,056

Non-qualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the NEOs in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, the NEOs may choose to defer up to 75% of annual base salary and up to 75% of GoalSharing and PIP cash bonuses. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is actually invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. All of our current NEOs have more than three years of service with the Company, so all of the Company’s matching contributions are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with 5 years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If an NEO leaves the Company prior to retirement, the account balance is distributed in a lump sum six months following the executive’s departure.

No NEO withdrawals or distributions were made in 2017.

64	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

Named Executive Officer	Aggregate Balance at January 1, 2017 ($)	Executive Contributions in 2017 ($)(1)	Company Contributions in 2017 ($)(2)	Aggregate Earnings in 2017 ($)(3)	Aggregate Withdrawals/ Distributions in 2017 ($)	Aggregate Balance as of December 31, 2017 ($)
Wendell P. Weeks	5,272,670	72,902	75,028	836,698	0	6,257,298
R. Tony Tripeny	1,935,668	153,423	30,685	330,428	0	2,450,204
James P. Clappin	3,721,299	261,773	65,894	748,736	0	4,797,702
Lawrence D. McRae	0	0	0	0	0	0
David L. Morse	1,061,070	42,554	52,554	9,698	0	1,165,876
(1)

Reflects participation in the Supplemental Investment Plan by Messrs. Weeks, Tripeny, Clappin, and Dr. Morse in the deferral of a portion of their 2017 base salaries and participation by Messrs. Weeks, Tripeny, Clappin, and Dr. Morse in the deferral of a portion of the bonus received in 2017 for prior year performance. The Named Executive Officers’ contributions are included in the Summary Compensation Table, as a part of Salary and/or Non-Equity Incentive Plan Compensation.

(2)

Reflects Company match on the Supplemental Investment Plan which was credited to the account of the Named Executive Officers in 2017. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (5) to that Table).

(3)

Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 14 fund choices that they may select from. As non-qualified plans, these plans are unfunded which means that no actual dollars are invested in these funds. The Company does not provide any above market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value column of the Summary Compensation Table.

Arrangements with Named Executive Officers

Severance Agreements

We have entered into severance agreements with each of our NEOs. All new executive severance agreements and executive change-in-control agreements entered into after July 2004, limit the benefits that may be provided to an executive to 2.99 times the executive’s annual compensation of base salary plus target incentive payments. Messrs. Weeks, Clappin, McRae and Dr. Morse have agreements which were in effect prior to July 2004. Mr. Tripeny has a severance agreement dated as of January 1, 2015.

Severance Agreements—Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without cause, or as a result of disability, he is entitled to the following:

●	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);
●

A severance amount equal to 2.99 times his then-base salary plus an annual bonus amount (calculated at 100% of target that would have been paid for the fiscal year in which the termination occurs) (lump sum payment);

●	Continued participation in the Company’s benefit plans for up to three years; and
●	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request.

If however, Mr. Weeks is terminated for cause or he resigns, he would (1) be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him and, if terminated for cause, (2) forfeit any outstanding stock awards.

CORNING 2018 PROXY STATEMENT	65

Compensation Discussion & Analysis

Severance Agreements—Other Named Executive Officers

Under the severance agreements, an NEO is entitled to severance payments if he is terminated involuntarily other than for cause.

Generally, under the severance agreements, an NEO (other than Mr. Weeks) is entitled to receive the following:

●

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

●

A severance amount equal to two times the executive’s then-base salary plus an annual bonus amount (an amount equal to executive’s salary multiplied by the executive’s target percentage in effect on the termination date under the Company’s Performance Incentive Plan and 5% target under the GoalSharing Plan) (lump sum payment);

●	Continued medical, dental and hospitalization benefits for 24 months;
●	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request; and
●	Outplacement benefits up to a maximum amount of $50,000.

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2017.

TERMINATION SCENARIOS (INCLUDING SEVERANCE, IF ELIGIBLE)
Named Executive Officer		Voluntary(1) $	For Cause $	Death $	Disability(1) $	Without Cause $
Wendell P. Weeks	Severance Amount	n/a	n/a	n/a	n/a	$10,613,304
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	75,981	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	250,000 to 1,000,000	(3)
	Pension—Non-Qualified Annuity	$1,491,429	$0	$1,491,429	$1,491,429	1,491,429
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	122,871	122,871	61,435	122,871	122,871
R. Tony Tripeny	Severance Amount	n/a	n/a	n/a	n/a	2,100,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	50,654	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(3)
	Pension—Non-Qualified Annuity	346,433	0	270,111	346,433	346,433
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Lump Sum	325,294	325,294	325,294	325,294	325,294
James P. Clappin	Severance Amount	n/a	n/a	n/a	n/a	2,571,840
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	30,874	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	0	(3)
	Pension—Non-Qualified Annuity	487,601	0	372,688	487,601	487,601
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	94,875	94,875	47,438	94,875	94,875
Lawrence D. McRae	Severance Amount	n/a	n/a	n/a	n/a	2,818,290
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	50,654	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(3)
	Pension—Non-Qualified Annuity	518,033	0	416,589	518,033	518,033
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	104,829	104,829	52,414	104,829	104,829
David L. Morse	Severance Amount	n/a	n/a	n/a	n/a	2,363,760
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	33,422	(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	250,000 to 1,000,000	(3)
	Pension—Non-Qualified Annuity	527,567	0	387,793	527,567	559,144
	Pension—Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension—Qualified Annuity	128,912	128,912	64,456	128,912	128,912
(1)	Non-qualified plan benefits shown for all NEOs are payable from the Executive Supplemental Pension Plan. The timing and form of the benefits payable in the table above for a voluntary termination are as follows: Messrs. Weeks, Tripeny, McRae and Clappin’s Executive Supplemental Pension Plan benefits are payable as an immediate life annuity. Dr. Morse’s benefit is payable as an immediate life annuity with six years guaranteed.

66	CORNING 2018 PROXY STATEMENT

Compensation Discussion & Analysis

(2)

The value of welfare benefits continuation is estimated at $25,327 per year for family coverage (three years of benefits continuation for Mr. Weeks and two years of benefits continuation for Messrs. Tripeny and McRae). Mr. Clappin’s benefits continuation is $15,437 per year for two years. Dr. Morse’s benefits continuation is $16,711 for two years.

(3)

Under the terms of the severance agreements, the NEOs may also request that Corning purchase their principal residence in the Corning, New York area. Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence as well as, for Mr. Weeks and Dr. Morse, a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period). Mr. Clappin does not currently have a principal residence in the Corning, New York area.

Change-in-Control Agreements

We have entered into change-in-control agreements with each of the NEOs. These agreements are intended to provide for continuity of management if there is a change in control of the Company. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

If during the term of the agreement a change in control occurs, the restrictions on all restricted stock and restricted stock units held by the NEO lapse, and any stock options vest and become immediately exercisable.

The NEOs are also entitled to severance and other benefits upon certain terminations of employment following or in connection with a change in control.

●	For Mr. Weeks, benefits are payable if he (i) is terminated without cause or resigns for “good reason”, each during a “potential change in control period” or (ii) resigns or is terminated for any reason or within four years following a change in control.
●	For the NEOs (other than Mr. Weeks), benefits are payable if their employment is terminated (other than for cause, by reason of death or disability, or by the executive for any reason) during a potential change in control period, or within two years following a change in control.

The benefits payable are as follows:

●	Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);
●	A severance amount equal to 2.99 times (for Mr. Weeks) and two times (for Messrs. McRae, Clappin, Tripeny and Dr. Morse) the NEO’s then-current base salary plus an annual bonus amount (lump sum payment);
●	Continued participation in the Company’s benefit plans for 3 years;
●	Upon request, purchase of the NEO’s principal residence in the Corning, NY area; and
●	Outplacement benefits (equal to 20% of base salary) (excluding Mr. Weeks).

If the employment of an NEO (other than Mr. Weeks) is terminated for cause or he resigns for other than good reason, or the NEO’s employment terminates by reason of death or disability, the NEO is entitled to accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment). In addition, each NEO except Mr. Tripeny is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the IRC. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross-up payment will be made to the NEO.

CORNING 2018 PROXY STATEMENT	67

Compensation Discussion & Analysis

The following table reflects the amounts that would be payable under the various arrangements assuming that a change in control occurred on December 31, 2017

	Cash-based					Long-Term Incentives(1)
Named Executive Officer	Cash Severance ($)	Interrupted Perf. Cycles ($)	ESPP ($)	Misc. Benefits ($)	Excise Tax Gross-Up ($)	Interrupted CPU Perf. Cycles ($)	Share-based Awards ($)	Total Benefits ($)
Wendell P. Weeks	10,648,800	0	24,061,179	125,981	0	10,197,000	12,118,600	57,151,560
R. Tony Tripeny	2,100,000	0	5,525,756	100,654	0	2,045,414	2,280,616	12,052,440
James P. Clappin	2,571,840	0	7,653,911	80,874	0	2,595,583	3,104,775	16,006,983
Lawrence D. McRae	2,818,290	0	8,572,525	100,654	0	2,781,009	3,361,953	17,634,431
David L. Morse	2,363,760	0	8,801,820	83,421	0	2,595,583	3,102,184	16,946,768
(1)	Long-term incentives include a combination of equity (stock options, and restricted stock units) and cash (cash performance units) which vest upon a change of control.

In addition to the above, the NEOs may also request that Corning purchase their principal residence. Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence and, for all, a calculation of the executive’s purchase price of such residence and any documented improvements made to the property. This is data that Corning does not maintain in its normal course of business. See footnote (3) to the “Termination Scenarios” on page 67.

68	CORNING 2018 PROXY STATEMENT

Pay Ratio Disclosure

Pay Ratio Disclosure

For 2017, our last completed fiscal year, the median annual total compensation of all employees, excluding our CEO, was $47,410 and the annual total compensation of our CEO was $16,868,575. Accordingly, the ratio of the CEO’s annual total compensation to the median annual compensation of all employees was 356:1.

This reflects analysis of our global workforce of 45,175 employees as of October 1, 2017, which excludes 581 employees in Brazil, 68 employees in Hungary, 326 employees in India, 95 employees in South Africa and 146 employees in Turkey, which are de minimis. We used estimated total cash compensation to determine the median employee. Our estimate of total cash compensation for our full 2017 fiscal year included (i) annual base salary plus annual incentives calculated at target for salaried employees and (ii) hourly salary rate times annual standard hours plus additional adjustments for shift differentials, estimated overtime rates, production bonuses, holiday bonuses, fixed bonuses and other cash allowances paid to hourly employees.

Our estimates were based on an analysis of the pay components and payrolls in each of the 30 countries in which we operate, excluding Brazil, Hungary, India, South Africa and Turkey. Total cash compensation rates of employees paid in foreign currencies were converted into U.S. dollars using our standard monthly foreign exchange conversion rates in effect on October 1, 2017 for the determination of the median and December 31, 2017 for the year-end actual total compensation. Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c)(2)(x) of Regulation S-K.

CORNING 2018 PROXY STATEMENT	69

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee (the Committee) evaluates our independent auditor each year and has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2018. PwC has served in this role since 1944. The Committee concluded that many factors contribute to the continued support of PwC’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Committee on non-audit services provided by PwC. The Committee preapproves all audit and permitted non-audit services that PwC performs for the Company, and it approves the audit fees associated with the engagement of PwC. All services provided to Corning by PwC in 2016 and 2017 were pre-approved by the Committee in accordance with the policy.

The Committee and the PCAOB require key PwC partners assigned to our audit to be rotated at least every five years. The Committee and its Chair oversee the selection process for each new lead engagement partner. Throughout this process, the Committee and management provide input to PwC about the Company’s priorities, discuss candidate qualifications and interview potential candidates put forth by the firm.

In considering continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The members of the Committee believe PwC’s institutional knowledge and deep expertise regarding Corning’s global operations and business, accounting policies and practices, and internal control over financial reporting is valuable. The members of the Committee believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its investors.

As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of PwC is not ratified by a majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the Committee determines that such change would be appropriate.

Corning expects representatives of PwC to be present at the Annual Meeting and available to respond to questions that may be raised there. These representatives may comment on the financial statements if they so desire.

FOR
Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

70	CORNING 2018 PROXY STATEMENT

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by PwC in 2016 and 2017:

	2016	2017
Audit Fees	$8,798,000	$8,223,000
Audit-Related Fees	486,000	357,000
Tax Fees	596,000	948,000
All Other Fees	163,000	235,000
Total Fees	$10,043,000	$9,763,000

Audit Fees. These fees are composed of professional services rendered in connection with the annual audit of Corning’s consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, and reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under auditing standards generally accepted in the United States. Audit fees also include statutory audits of Corning’s foreign jurisdiction subsidiaries, audits of new information technology systems, tax-related audit support, comfort letters, consents for other SEC filings and reviews of documents filed with the SEC.

Audit-Related Fees. These fees are composed of professional services rendered in connection with due diligence pertaining to acquisitions, procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits, agreed-upon procedures and the evaluation of new accounting policies.

Tax Fees. These fees are composed of statutory tax compliance, assistance for Corning’s foreign jurisdiction subsidiaries’ tax returns, expatriate tax return compliance and other tax compliance projects.

All Other Fees. These fees are composed of an information technology security assessment, contract compliance assessment, and licensing technical accounting software from the independent registered public accounting firm.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and other major types of services. The Audit Committee chairman has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved, but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the chairman are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service and confirm that the provision of such services does not impair its independence. The Audit Committee regularly reviews reports detailing services provided to Corning by its independent registered public accounting firm.

CORNING 2018 PROXY STATEMENT	71

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members has a relationship with Corning that may interfere with the members’ independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s chief executive officer and chief financial officer that are required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2017, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation, and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2017 related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

72	CORNING 2018 PROXY STATEMENT

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has discussed with the independent registered public accounting firm the matters required by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee:

Kurt M. Landgraf, Chair
Donald W. Blair
Stephanie A. Burns
Deborah A. Henretta
Daniel P. Huttenlocher
Deborah D. Rieman
Mark S. Wrighton

CORNING 2018 PROXY STATEMENT	73

Frequently Asked Questions About the Meeting and Voting

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being distributed or made available to shareholders on or about March 16, 2018.

When and Where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 26, 2018, at 11 a.m. Eastern Time, at The Corning Museum of Glass, One Museum Way, Corning, New York 14830.

Who May Attend the Annual Meeting?

The Annual Meeting is open to holders of our common shares who held such shares as of the meeting’s record date, February 27, 2018. To attend the meeting, you will need to register upon arrival. We may check for your name on our shareholders’ list and ask you to produce valid photo ID. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Corning shares, it is possible that you will not be admitted to the meeting.

What Am I Voting On?

At the Annual Meeting, you will be voting:

●	To elect 13 directors for a one-year term;
●	To approve the Company’s executive compensation (Say on Pay);
●	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
●	Upon other matter, if any, as may properly come before the meeting; and
●	Upon any adjournment or postponement of the Annual Meeting.

74	CORNING 2018 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

How Do You Recommend That I Vote on These Items?

The Board of Directors recommends that you vote your shares:

●	FOR all of the director nominees (Proposal 1);
●

FOR the advisory approval of the compensation of the Company’s NEOs, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2); and

●	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3).

Who is Entitled to Vote?

You may vote if you owned our common shares as of the close of business on February 27, 2018, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each common share you own. As of the close of business on February 27, 2018, we had 849,230,726 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

How Do I Vote By Proxy Before the Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

●	By Internet at www.investorvote.com/glw;
●	By telephone (from the United States and Canada only) at 1-(800)-652-VOTE (8683); and
●	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In “Street Name”?”

May I Vote My Shares in Person At the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

CORNING 2018 PROXY STATEMENT	75

Frequently Asked Questions About the Meeting and Voting

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

●	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting;
●	voting again by Internet or telephone prior to the meeting; or
●	voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included on My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on the enclosed proxy card. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote if I Participate in the Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the Company’s 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not instruct the trustee to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote if My Broker Holds My Shares in “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

Will My Shares Held in Street Name be Voted if I Do Not Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting, but they do not affect the determination of whether the non-routine matter is approved or rejected. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients, if no voting instructions are furnished. Since Proposals 1 and 2 are non-routine matters, broker non-voted shares will not count as votes cast to affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

76	CORNING 2018 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

What if I Return My Proxy Card or Vote by Internet or Telephone but Do Not Specify How I Want to Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

●	FOR all of the director nominees (Proposal 1);
●

FOR the advisory vote to approve the compensation of the Company’s NEOs, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2); and

●	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does it Mean if I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Computershare Trust Company, N.A., at 1-(800)-255-0461.

May Shareholders Ask Questions at the Annual Meeting?

Yes. Our representatives will answer your questions of general interest to shareholders at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, or those of a personal nature.

How Many Shares Must be Present to Hold the Meeting?

In order for us to conduct our meeting, a majority of our outstanding common shares as of February 27, 2018, the record date for the meeting, must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

CORNING 2018 PROXY STATEMENT	77

Frequently Asked Questions About the Meeting and Voting

What is the Vote Required for Each Proposal?

	Affirmative Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of 13 directors	Majority of votes cast at the meeting in person or by proxy	No
Proposal 2: Advisory vote to approve the compensation of the Company’s NEOs (Say on Pay)	Majority of votes cast at the meeting in person or by proxy	No
Proposal 3: Ratification of the appointment of independent registered public accounting firm for fiscal year 2018	Majority of votes cast at the meeting in person or by proxy	Yes

With respect to Proposals 1, 2, and 3 you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast.

How Will Voting on “Any Other Business” be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays for the Solicitation of Proxies?

Our Board of Directors is making this solicitation of proxies on behalf of the Company. The Company will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of $21,000 plus expenses for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find the Voting Results of the Annual Meeting?

Following the conclusion of the Annual Meeting, we will include the voting results in a Form 8-K, which we expect to file with the Securities and Exchange Commission (the “SEC”) on or before May 2, 2018.

78	CORNING 2018 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

How Do I Submit a Shareholder Proposal For, or Nominate a Director For Election at, Next Year’s Annual Meeting?

Proposals for Inclusion in Next Year’s Proxy Statement

SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in SEC Rule 14a-8.

When to send these proposals: Any shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 16, 2018.

Where to send these proposals: Proposals should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Proposals must conform to and include the information required by SEC Rule 14a-8.

Director Nominees for Inclusion in Next Year’s Proxy Statement

In 2015, we amended our by-laws to permit a group of shareholders (up to 20) who have owned at least 3% of Corning’s common stock for at least 3 years the ability to submit director nominees for the greater of two directors or 20% of our Board. These director nominees will be included in our proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements specified in our by-laws.

When to send these notices of director nominees: Notices of director nominees submitted under these by-law provisions must be received no earlier than October 17, 2018 and no later than November 16, 2018.

Where to send these notices of director nominees: Notices should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Notices must include the information required by our by-laws, which are available on Corning’s website.

Other Proposals or Nominees for Presentation at Next Year’s Annual Meeting

Our by-laws require that any shareholder proposal, including director nominations, that is not submitted for inclusion in next year’s proxy statement (either under SEC Rule 14a-8 or our proxy access by-laws), but is instead sought to be presented directly at the 2019 Annual Meeting, must be received at our principal executive offices no earlier than the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

When to send these proposals: Shareholder proposals, including director nominations, submitted under these by-law provisions must be received no earlier than December 27, 2018 and no later than January 26, 2019.

Where to send these proposals: Proposals should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

What to include: Proposals must include the information required by our by-laws, which are available on Corning’s website.

CORNING 2018 PROXY STATEMENT	79

Frequently Asked Questions About the Meeting and Voting

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are furnishing proxy materials to you online, as permitted by SEC rules, to expedite your receipt of materials while lowering costs and reducing the environmental impact of printing and mailing full sets of annual meeting materials. If you received by mail a notice of the electronic availability of these materials, you will not receive a printed copy unless you specifically request it. Such notice contains instructions on how to request a paper copy of the materials.

Is the Proxy Statement Available on the Internet?

Yes. Most shareholders will receive the proxy statement and other annual meeting materials online. If you received a paper copy, you can also view these documents online by accessing our website at www.corning.com/2018-proxy. You can elect to receive future proxy statements and annual reports by Internet instead of receiving paper copies by mail by following the instructions for making such election when you electronically vote your shares.

Are You “Householding” For Shareholders Sharing the Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2017 Annual Report to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and our 2017 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Computershare Trust Company, N.A., toll-free at 1-(800)-255-0461 or at PO Box 3505000 Louisville, KY 40233-5000. The same phone number and mailing address may be used to notify us that you wish to receive a separate proxy statement or Annual Report in the future, or to request delivery of a single copy of a proxy statement or Annual Report if you are receiving multiple copies.

Code of Ethics

Our Board of Directors has adopted the Code of Ethics for the Chief Executive Officer and Financial Executives and the Code of Conduct for Directors and Executive Officers, which supplements the Code of Conduct governing all employees and directors. A copy of the Code of Ethics is available on our website at https://www.corning.com/worldwide/en/about-us/investor-relations/board-download-library.html. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. During 2017, no amendments to or waivers of the provisions of the Code of Ethics were made with respect to any of our directors or executive officers.

Incorporation by Reference

The Compensation Committee Report on page 55 and the Report of Audit Committee of the Board of Directors on page 72, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

80	CORNING 2018 PROXY STATEMENT

Frequently Asked Questions About the Meeting and Voting

Additional Information

This Proxy Statement, our 2017 Annual Report, our Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines and Director Qualification Standards may be accessed via the Investor Relations page on Corning’s website at www.corning.com. These documents are also available without charge upon a shareholder’s written or oral request to Investor Relations, Corning Incorporated, One Riverfront Plaza, Corning, NY, 14831, telephone number 1-(607)-974-9000.

CORNING 2018 PROXY STATEMENT	81

Appendix A Corning Incorporated and Subsidiary Companies Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures; Certain Definitions

Certain Definitions Used in this Proxy Statement:

Target Debt is total reported debt, plus operating lease adjustment, plus pension and other post-employment benefits (OPEB) adjustment.
Target EBITDA is EBITDA, plus operating lease adjustment, plus pension and OPEB adjustment, plus stock compensation expense.

* * *

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2017
(Unaudited; amounts in millions, except per share amounts)

	Year ended December 31, 2017
	Net sales	Net (loss) income	(Loss) Earnings per Share
As reported	$10,116	$(497)	$(0.66)
Constant-yen(1)	396	276	0.31
Constant-won(1)	2	(16)	(0.02)
Translation gain on Japanese yen-denominated debt(2)		(9)	(0.01)
Translated earnings contract loss(3)		78	0.09
Acquisition-related costs(4)		59	0.07
Discrete tax items and other tax-related adjustments(5)		127	0.14
Litigation, regulatory and other legal matters(6)		(9)	(0.01)
Restructuring, impairment and other charges(7)		62	0.07
Equity in earnings of affiliated companies(8)		(97)	(0.11)
Adjustments related to acquisitions(9)		13	0.01
Pension mark-to-market adjustment(10)		14	0.02
Adjustments to remove the impacts of the Tax Cuts and Job Act of 2017(13)		1,755	1.96
Core performance measures	$10,514	$1,756	$1.72

See Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” on page 84 for the descriptions of the footnoted reconciling items.

82	CORNING 2018 PROXY STATEMENT

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2016
(Unaudited; amounts in millions, except per share amounts)

	Year ended December 31, 2016
	Net sales	Net income	Earnings per Share
As reported	$9,390	$3,695	$3.23
Constant-yen(1)	316	222	0.19
Constant-won(1)	4	(34)	(0.03)
Translated earnings contract loss(3)		282	0.25
Acquisition-related costs(4)		107	0.09
Discrete tax items and other tax-related adjustments(5)		(27)	(0.02)
Litigation, regulatory and other legal matters(6)		70	0.06
Restructuring, impairment and other charges(7)		138	0.12
Equity in earnings of affiliated companies(8)		(18)	(0.02)
Adjustments related to acquisitions(9)		(42)	(0.04)
Pension mark-to-market adjustment(10)		44	0.04
Gain on realignment of equity investment(11)		(2,676)	(2.34)
Taiwan power outage(12)		13	0.01
Core performance measures	$9,710	$1,774	$1.55

See Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” on page 84 for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED OPERATING CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Year Ended December 31, 2017
(Unaudited; amounts in millions)

Net cash provided by operating activities	$2,004
Adjustments to GAAP Net Cash Provided by Operating Activities
Realized gains on hedging instruments(c)	(270)
Restructuring payments(b)	(4)
Translation loss on cash balances(a)	(342)
Adjusted operating cash flow	$2,620

(a)	Represents translation losses on Corning’s foreign cash balances
(b)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(c)	Represents the realized gain on translated earnings contracts.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED OPERATING CASH FLOW LESS CAPITAL EXPENDITURES TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Year Ended December 31, 2017
(Unaudited; amounts in millions)

Net cash provided by operating activities	$2,004
Adjustments to GAAP Net Cash Provided by Operating Activities
Capital expenditures(d)	1,804
Realized gains on hedging instruments(c)	(270)
Restructuring payments(b)	(4)
Translation loss on cash balances(a)	(342)
Adjusted operating cash flow less capital expenditures	$816

(a)	Represents translation losses on Corning’s foreign cash balances
(b)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(c)	Represents the realized gain on translated earnings contracts.
(d)	Represents Corning’s 2017 capital expenditures.

CORNING 2018 PROXY STATEMENT	83

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED OPERATING CASH FLOW LESS CAPITAL EXPENDITURES TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Year Ended December 31, 2016
(Unaudited; amounts in millions)

Net cash provided by operating activities	$2,521
Adjustments to GAAP Net Cash Provided by Operating Activities
Translation losses on cash balances(a)	(10)
Restructuring payments and Dow Corning deal costs(b)	(49)
Realized gains on hedging instruments(c)	(201)
Capital expenditures(d)	1,130
Adjusted operating cash flow less capital expenditures	$1,651

(a)	Represents translation losses on Corning’s foreign cash balances
(b)	Represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation.
(c)	Represents the realized gain on translated earnings contracts.
(d)	Represents Corning’s 2016 capital expenditures.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
DISPLAY TECHNOLOGIES SEGMENT RECONCILIATION OF CORE NET SALES TO NET SALES
(Unaudited; amounts in millions)

In 2017, in all segments except Display Technologies, Core Net Sales are consistent with GAAP net sales.

(in millions)	Net sales
As reported	$2,997
Constant-yen(1)	395
Constant-won(1)	2
Core Net Sales	$3,394

See Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” below for the descriptions of the footnoted reconciling items.

CORE PERFORMANCE MEASURES
In managing the Company and assessing our financial performance, we supplement certain measures provided by our consolidated financial statements with measures adjusted to exclude certain items, to arrive at core performance measures. We believe that reporting core performance measures provides investors greater transparency to the information used by our management team to make financial and operational decisions. Corning has adopted the use of constant currency reporting for the Japanese yen and South Korean won, and uses an internally derived yen-to-dollar management rate of ¥99 and won-to-dollar management rate of ₩1,100. The Company believes that the use of constant currency reporting allows investors to understand our results without the volatility of currency fluctuations, and reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on our earnings and cash flows.

Net sales, equity in earnings of affiliated companies and net income are adjusted to exclude the impacts of changes in the Japanese yen and the South Korean won, gains and losses on our translated earnings contracts, acquisition-related costs, certain discrete tax items, restructuring and restructuring-related charges, certain litigation-related expenses, pension mark-to-market adjustments and other items which do not reflect ongoing operating results of the Company or our equity affiliates. Management’s discussion and analysis on our reportable segments has also been adjusted for these items, as appropriate. These measures are not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We believe investors should consider these non-GAAP measures in evaluating our results as they are more indicative of our core operating performance and how management evaluates our operational results and trends. These measures are not, and should not be viewed as a substitute for GAAP reporting measures.

Items which we exclude from GAAP measures to arrive at Core Performance measures are as follows:

(1)	Constant-currency adjustments:

Constant-yen: Because a significant portion of Display Technologies segment revenues and manufacturing costs are denominated in Japanese yen, management believes it is important to understand the impact on core earnings of translating yen into dollars. Presenting results on a constant-yen basis mitigates the translation impact of the Japanese yen, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts. As of January 1, 2015, we used an internally derived management rate of ¥99, which is closely aligned to our current yen portfolio of foreign currency hedges, and have recast all periods presented based on this rate in order to effectively remove the impact of changes in the Japanese yen.

84	CORNING 2018 PROXY STATEMENT

Appendix A

Constant-won: Because a significant portion of Corning Precision Materials’ costs are denominated in South Korean won, management believes it is important to understand the impact on core earnings from translating won into dollars. Presenting results on a constant-won basis mitigates the translation impact of the South Korean won, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts without the variability caused by the fluctuations caused by changes in the rate of this currency. We use an internally derived management rate of ₩1,100, which is consistent with historical prior period averages of the won.

(2)	Translation gain on Japanese yen-denominated debt: The gain on the translation of our Yen-denominated debt to U.S. dollars.

(3)	Translated earnings contract loss: We have excluded the impact of the losses of our translated earnings contracts for each period presented.

(4)	Acquisition-related costs: These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.

(5)	Discrete tax items and other tax-related adjustments: This represents the removal of discrete adjustments (e.g. changes in judgment about the realizability of certain deferred tax assets) as well as other non-operational tax-related adjustments.

(6)	Litigation, regulatory and other legal matters: Includes amounts related to the Pittsburgh Corning Corporation (PCC) asbestos litigation, significant, non-recurring adjustments to our estimated liability for environmental-related items and other legal matters.

(7)	Restructuring, impairment and other charges: This amount includes restructuring, impairment and other charges, including goodwill impairment charges and other expenses and disposal costs not classified as restructuring expense.

(8)	Equity in earnings of affiliated companies: These adjustments relate to items which do not reflect expected ongoing operating results of our affiliated companies, such as restructuring, impairment and other charges and settlements under “take-or-pay” contracts.

(9)	Adjustments related to acquisitions: Includes fair value adjustments to the Corning Precision Materials indemnity asset related to contingent consideration, post-combination expenses and other acquisition and disposal adjustments.

(10)	Pension mark-to-market adjustment: Mark-to-market pension gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.

(11)	Gain on realignment of equity investment: Gain recorded upon the completion of the strategic realignment of our ownership interest in Dow Corning.

(12)	Taiwan power outage: Impact of the power outage that temporarily halted production at our Tainan, Taiwan manufacturing location in the second quarter of 2016. The impact includes asset write-offs and charges for facility repairs, offset somewhat by partial reimbursement through our insurance program.

(13)	Adjustments to remove the impacts of the 2017 Tax Cuts and Jobs Act of 2017: Includes a provisional amount related to the one-time mandatory tax on unrepatriated foreign earnings, a provisional amount related to the re-measurement of U.S. deferred tax assets and liabilities, changes in valuation allowances as a result of the Tax Cuts and Jobs Act of 2017, and adjustments for the elimination of excess foreign tax credit planning.

CORNING 2018 PROXY STATEMENT	85

CORNING

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Who We Are
What We Do

For more than 165 years, Corning has applied its unparalleled expertise in glass science, ceramic science, and optical physics, along with its deep manufacturing and engineering capabilities, to develop products that transform industries and enhance people’s lives.

Corning Incorporated
One Riverfront Plaza
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U.S.A.

www.corning.com

02FI40117EN

© 2018 Corning Incorporated. All Rights Reserved.

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Proxy — Corning Incorporated
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
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APRIL 26, 2018

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